Exhibit 10.1
ASSET PURCHASE AGREEMENT

among

B.H.I.T., INC.
as Purchaser,

L.A. COLO, LLC
as Seller,

and

IRON RAIL GROUP, LLC,
as the Sole Member

Dated as of July 24, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Definitions	2
1.2	Interpretation	10
ARTICLE II PURCHASE & SALE OF PURCHASED ASSETS		11
2.1	Purchased Assets	11
2.2	Excluded Assets	12
2.3	Assumed Liabilities	13
2.4	Retained Liabilities	13
2.5	Purchase Price; Payment of Purchase Price; Adjustment	15
2.6	Allocation of Purchase Price	17
2.7	Closing.	17
2.8	Transfer Taxes	17
2.9	Consents	18
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND THE MEMBER		18
3.1	Organization and Qualification	19
3.1.1	Capitalization	19
3.1.2	Subsidiaries	19
3.1.3	Articles of Organization and Operating Agreement	19
3.2	Authority Relative to this Agreement	19
3.3	No Conflict	20
3.4	Required Filings and Consents	20
3.5	Financial Statements	20
3.6	Absence of Undisclosed Liabilities	21
3.7	Accounts Receivable	21
3.8	Absence of Certain Changes or Events	21
3.9	Properties; Title.	22
3.10	Intellectual Property.	23
3.11	Contracts	25
3.12	Service Warranties	27
3.13	Permits	27
3.14	Compliance with Laws	27
3.15	Claims and Proceedings	27
3.16	Books and Records	28
3.17	Business Activity Restriction	28

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3.18	Major Customers and Suppliers	28
3.19	Employees; Labor Disputes.	29
3.20	Employee Benefits	30
3.21	No Finder	30
3.22	Affiliate Transactions	30
3.23	Certain Business Practices	31
3.24	Environmental Matters	31
3.25	Insurance	32
3.26	No Significant Items Excluded	33
3.27	Taxes and Tax Returns	33
3.28	Intentionally Omitted.	33
3.29	Bank Accounts	33
3.30	Inventory	33
3.31	Disclosure	34
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE MEMBER		34
4.1	Title; Agreements	34
4.2	Authority Relative To This Agreement	34
4.3	No Conflict	34
4.4	Consents	35
4.5	No Finder	35
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		35
5.1	Organization and Qualification	35
5.2	Authority Relative to this Agreement	35
5.3	No Conflict	36
5.4	Required Filings and Consents	36
5.5	SEC Reports.	36
5.6	No Finder.	36
5.7	Financial Capacity.	37
ARTICLE VI COVENANTS OF SELLER AND THE MEMBER PRIOR TO CLOSING DATE		37
6.1	Conduct of Business	37
6.2	Corporate Examinations and Investigations	38
6.3	Employment Matters	39
6.4	Consents, Filings and Authorizations; Efforts to Consummate	40
6.5	No Shop	40

6.6	Notices of Certain Events	40
6.7	Public Announcements	41
6.8	Confidentiality	41
6.9	Expenses	42
6.10	Supplements to Disclosure Schedules	42
6.11	Additional Information	42
6.12	Member Approval	43
6.13	Company Name	43
6.14	Financial Statements	43
ARTICLE VII CONDITIONS TO CLOSING		43
7.1	Conditions to the Obligations of Seller and Purchaser	43
7.2	Conditions to Obligations of Seller and the Member	44
7.3	Conditions to Obligations of Purchaser	45
ARTICLE VIII TERMINATION; EFFECT OF TERMINATION		47
8.1	Termination of Agreement	47
8.2	Effect of Termination; Right to Proceed.	48
ARTICLE IX POST-CLOSING COVENANTS		48
9.1	Non-Solicitation	48
9.2	Noncompetition	49
9.3	Claims Under Insurance Policies; Maintenance of Insurance Policies	49
9.4	Certain Transitional Matters	49
9.5	Further Assurances	50
9.6	Tax Matters	50
9.7	Accounts.	50
9.8	Assignment of Note.	51
ARTICLE X SURVIVAL; INDEMNIFICATION		51
10.1	Survival of Representations and Warranties	51
10.2	Indemnification by Seller and the Member	52
10.3	Indemnification by Purchaser	52
10.4	Limitation of Claims.	53
10.5	Notice of Claims	53
10.6	Opportunity to Defend Third Party Claims	54
10.7	Effect of Investigation	54
ARTICLE XI GENERAL		54
11.1	Notices	54
11.2	Severability; Parties in Interest	56
11.3	Assignment; Binding Effect; Benefit	56

11.4	Incorporation of Exhibits	56
11.5	Governing Law	57
11.6	Waiver of Jury Trial	57
11.7	Headings; Interpretation	57
11.8	Counterparts	57
11.9	Entire Agreement	57
11.10	Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies	57

EXHIBITS

Exhibit A	Form 8594

Exhibit B	Form of Assignment and Assumption Agreement

Exhibit C	Form of Bill of Sale

Exhibit D	Escrow Agreement

Exhibit E	Form of Note

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of July 24, 2008 by and among B.H.I.T., Inc., a Delaware corporation (“Purchaser”), L.A. Colo, LLC, a Delaware limited liability company (the “Seller”) and Iron Rail Group, LLC, a Delaware limited liability company (the “Member”).

RECITALS:

A. Seller engages in the business of building, repairing, maintaining and rehabilitating railroad tracks and related railroad infrastructure (together with all other business which is being conducted by Seller as of the date hereof, the “Business”). Subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to all of the Purchased Assets (the “Acquisition”).

B. In consideration of the direct and indirect benefits accruing to the Member as the owner of all of the issued and outstanding membership interests of Seller, the Member has agreed to be a Party to this Agreement and to make the representations and warranties herein along with Seller in order to induce Purchaser to enter into this Agreement, without which inducement Purchaser would not have entered into this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I DEFINITIONS

1.1 Definitions

As used herein, the following terms shall have the following meanings:

“Accounts Receivable” means: (i) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of Seller; (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes; and (iii) any Claim, remedy or other right related to any of the foregoing.

“Acquisition” shall have the meaning given to such term in the Recitals.

“Acquisition Proposal” shall have the meaning given to such term in Section 6.5.

“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Asset Purchase Agreement.

“Asserted Liability” shall have the meaning given to such term in Section 10.5.

“Assets” means properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable by Seller in the Business.

“Assigned Contracts” shall have the meaning given to such term in Section 2.1(d).

“Assignment and Assumption Agreement” shall have the meaning given to such term in Section 7.2(d)(iii).

“Assumed Liabilities” shall have the meaning given to such term in Section 2.3.

“Audited Statements” shall have the meaning given to such term in Section 3.5.

“Bankruptcy Exception” shall have the meaning given to such term in Section 3.2.

“Benefit Plans” means all employee benefit plans as defined in Section 3(3) of ERISA and all other employee benefit arrangements, obligations, customs, or practices (including but not limited to a payroll practice), whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to current or former directors, officer, employees or agents of Seller or an ERISA Affiliate, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting or other compensation arrangements, workers’ compensation, deferred compensation, bonus, membership interest option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business of Seller, other than Multiemployer Plans, maintained by Seller or an ERISA Affiliate or to which Seller or an ERISA Affiliate has contributed or is or was obligated to make payments, in each case with respect to any current or former employees, directors or agents of Seller or an ERISA Affiliate in the six-year period before the date of this Agreement.

“Books and Records” shall have the meaning given to such term in Section 3.16.

“Broker” shall have the meaning given to such term in Section 3.21.

“Business” shall have the meaning given to such term in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by applicable Law or executive order to close or are otherwise generally closed.

“Capital Expenditure” shall mean the purchase of any asset which would be properly classified as a fixed asset on Seller’s financial statement in accordance with GAAP.

“CERCLA” shall have the meaning given to such term in Section 3.24.

“Claim” shall have the meaning given to such term in Section 3.15.

“Closing” shall have the meaning given to such term in Section 2.7.

“Closing Balance Sheet” means a balance sheet of Seller, dated as of the close of business on the date immediately preceding the Closing Date, prepared by Purchaser in accordance with GAAP.

“Closing Date” shall have the meaning given to such term in Section 2.7.

“Closing Working Capital Calculation” shall have the meaning given to such term in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Confidential Information” shall have the meaning given to such term in Section 6.8(a).

“Contract” means all agreements, whether oral or written and whether express or implied (whether legally binding or not), including, without limitation, contracts, contract rights, promises, commitments, undertakings, customer accounts, orders, leases, guarantees, warranties and representations, franchises benefiting or relating to the Business or the ownership, construction, development, maintenance, repair, management, use, occupancy, possession or operation thereof, or the operation of any of the programs or services in conjunction with the Business and all renewals, replacements and substitutions therefor.

“Contract Consent” shall have the meaning given to such term in Section 2.10

“Damages” shall have the meaning given to such term in Section 10.2(a).

“Due Diligence Period” shall have the meaning given to such term in Section 6.2.

“Employee” means any individual employed by Seller in the conduct of the Business as of the Closing Date.

“Environmental Law” means all foreign, federal, state and local laws, statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, actions, policies, principles of common law (including but not limited to all such principles under which claims may be alleged for any type of injury or damage relating to contamination related to Hazardous Materials as defined herein), and requirements (including consent decrees, judicial decisions, administrative orders and self-implementing closure requirements) relating to the protection, preservation or conservation of the environment and to public or worker health and safety, all as amended, hereafter amended or reauthorized, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and any successor thereto.

“ERISA Affiliate” means any trade or business the employees of which, together with the employees of Seller, are treated as employed by a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall have the meaning given to such term in Section 5.5.

“Excluded Contracts” shall mean the Timberline Software License Agreement.

“GAAP” means generally accepted accounting principles applied on a consistent basis in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“Governmental Authority” shall mean:

(a) any international, foreign, provincial, United States, federal, state, county, municipal or local government or governmental or quasi-governmental organization or any component part (including, but not limited to, any officer, official, branch, court, arbitration panel, agency, department, regulatory body, authority, tribunal, commission, instrumentality or agency) of any government or governmental or quasi-governmental organization,

(b) any Person with any regulatory power or authority or any governmental or quasi-governmental power or authority (including, without limitation, any Person with any power or authority to administer, assess, audit, calculate, collect, impose, investigate, review or otherwise act with respect to any Tax or any Tax-related matter), or

(c) any Person acting for or on behalf of any of the foregoing.

“Hazardous Materials” means (a) “hazardous substances,” as defined by CERCLA; (b) “hazardous wastes,” as defined by RCRA; (c) petroleum or petroleum products, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure; (d) any radioactive material, including, without limitation, any source, special nuclear, or by-product material, as defined in 42 U.S.C. §2011 et seq.; (e) asbestos or mold in any form or condition; (f) polychlorinated biphenyls; (g) biomedical wastes; and (h) any other material, substance or waste regarding which liabilities or standards of conduct may be imposed under any Environmental and Safety Requirement.

“Indemnified Party” shall have the meaning given to such term in Section 10.5.

“Indemnifying Party” shall have the meaning given to such term in Section 10.5.

“Independent Accounting Firm” means an independent accounting firm of national reputation (other than an accounting firm regularly used by Purchaser unless otherwise agreed to by Seller) selected by Purchaser and reasonably acceptable to Seller.

“Insurance Policies” shall have the meaning given to such term in Section 3.25.

“Intellectual Property” shall have the meaning given to such term in Section 3.10(a).

“Intellectual Property Rights” means collectively, rights under patent, trademark, copyright, and trade secret laws, and any other intellectual property, industrial, or proprietary rights worldwide, however designated, including Moral Rights and similar rights.

“Inventory” means the consumable inventory of Seller, wherever located, including, without limitation, all finished goods, works in progress, raw materials, spare parts and all other materials and supplies to be used in or consumed by Seller in the ordinary course of business.

“IRS” means the United States Internal Revenue Service, or any successor agency thereto.

“Key Managers” means Terry Benton and Matt Crone, who are members of Seller’s management team.

“Knowledge” means the actual knowledge of a particular fact or other matter being possessed as of the pertinent date by Roy Dano and Frank W. Condurelis, after due inquiry and reasonable investigation.

“Latest Balance Sheet” shall have the meaning given to such term in Section 3.6.

“Latest Balance Sheet Date” shall have the meaning given to such term in Section 3.6.

“Laws” means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, Order, other requirement or rule of law.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“Licensed Intellectual Property” shall have the meaning given to such term in Section 3.10(c).

“Lien” means any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, hypothecation, charge, community property interest, condition, equitable interest, right-of-way, easement, encroachment, security interest, preemptive right, right of first refusal or similar restriction or right, option, judgment, title defect or encumbrance of any kind.

“Listed Contracts” shall have the meaning given to such term in Section 3.11(a).

“Major Customer” shall have the meaning given to such term in Section 3.18(a).

“Major Supplier” shall have the meaning given to such term in Section 3.18(b).

“Material Adverse Effect” means, with respect to Seller, any change in or effect on the Business or the Assets that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the Business, Assets, Liabilities, financial condition, or results of operations of the Seller, taken as a whole.

“Member” shall have the meaning given to such term in the preamble of this Agreement.

“Membership Interest” shall have the meaning given to such term in Section 2.5.

“Multiemployer Plan” means any multiemployer plan as defined in Section 3(37) of ERISA or a plan subject to Section 413(b) and (c) of the Code, to which neither Seller nor any ERISA Affiliate has contributed or is or was obligated to make payments, in each case with respect to any current or former employees of Seller or an ERISA Affiliate before the Closing Date.

“Multiple Employer Plan” means a Benefit Plan that is a multiple employer plan subject to Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

“Orders” shall have the meaning given to such term in Section 3.14.

“Party” means the Seller, Purchaser or Member, individually, as the context so requires, and the term “Parties” means collectively, Seller, Purchaser and the Member.

“PCB’s” shall have the meaning given to such term in Section 3.24.

“Pension Plan” means a Benefit Plan that is an employee pension benefit plan as defined in Section 3(2) of ERISA.

“Permits” means all Governmental Authorizations, permits, licenses, variances, permissive uses, certificates, certificates of occupancy, certifications, interim licenses, establishment registrations, easements, identification and registration numbers, permits and other governmental authorizations of every nature whatsoever.

“Permitted Encumbrances” shall have the meaning given to such term in Section 3.9(a).

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act, together with the rules and regulations promulgated thereunder), trust, association, entity or Governmental Authority.

“Prepaid Expenses” as of any date shall mean payments made by Seller with respect to the Purchased Assets or the Business, which constitute prepaid expenses in accordance with GAAP.

“Purchased Assets” shall have the meaning given to such term in Section 2.1.

“Purchase Price” shall have the meaning given to such term in Section 2.5.

“Purchase Price Objection Notice” shall have the meaning given to such term in Section 2.5(b).

“Purchase Price Resolution” shall have the meaning given to such term in Section 2.5(b).

“Purchaser” shall have the meaning given to such term in the preamble of this Agreement.

“Purchaser Indemnitees” shall have the meaning given to such term in Section 10.2(a).

“Real Property Leases” shall have the meaning given to such term in Section 3.9(a).

“Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants, independent contractors and other agents.

“Retained Liabilities” shall have the meaning given to such term in Section 2.4.

“Reviewing Parties” shall have the meaning given to such term in Section 6.7.

“SEC” shall have the meaning given to such term in Section 5.5.

“SEC Reports” shall have the meaning given to such term in Section 5.5.

“Securities Act” shall have the meaning given to such term in Section 3.30.

“Security Right” means, with respect to any security, Membership Interest, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security or Membership Interest, whether issued or unissued, or any other security convertible into or exchangeable for any such security or Membership Interest. “Security Right” includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer’s governing documents or by agreement.

“Seller” shall have the meaning given to such term in the preamble of this Agreement.

“Seller Debts” means: (i) money borrowed by Seller from any Person; (ii) any indebtedness of Seller arising under leases required to be capitalized under GAAP or evidenced by a note, bond, debenture or similar instrument; (iii) any indebtedness of Seller arising under purchase money obligations or representing the deferred purchase price of property and services (other than accounts payable and current trade payables incurred in the ordinary course of the Business); and (iv) any Liability of Seller under any guaranty, letter of credit, performance credit or other agreement having the effect of insuring a creditor against loss.

“Seller Financial Statements” shall have the meaning given to such term in 3.5.

“Seller Indemnitees” shall have the meaning given to such term in Section 10.3.

“Seller’s Properties” means any real property or facility currently leased or operated by the Seller or previously owned, leased or operated by Seller.

“Seller’s Working Capital” means the excess of (i) Seller’s (a) Accounts Receivable (but not Excluded Accounts Receivable), net of allowance for doubtful accounts, plus (b) Inventory, net of a reserve for obsolescent, damaged, slow moving or unmarketable inventory plus (c) Prepaid Expenses (other than Prepaid Expenses included in the Excluded Assets) plus (d) cash and cash equivalents plus (e) any other assets which would be classified as current assets in accordance with GAAP over (ii) Seller’s (a) accounts payable plus (b) accrued expenses plus (c) all other liabilities which would be classified as current liabilities in accordance with GAAP, all as set forth on the Closing Balance Sheet, but excluding from the calculation thereof any asset which is not being assigned to Purchaser and any such liability which is not being assumed by Purchaser.

“Software Programs” shall have the meaning given to such term in Section 3.10(e).

“Subsidiary” means, with respect to Seller, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which Seller (either alone or through or together with any other subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, fixtures and equipment, computer hardware, supplies, materials, leasehold improvements, automobiles, computing and telecommunications equipment and other items of tangible personal property, of every kind owned or leased by Seller and used in the Business (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.

“Taxes” means: (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, membership interest, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; (ii)  any Liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, combined, consolidated or unitary group for any Taxable period; (iii) any Liability for the payment of amounts of the type described in clauses (i) or (ii) above as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (iv) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in clauses (i), (ii) or (iii) above.

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments to be executed and delivered by all or some of the Parties in connection with the consummation of the Acquisition.

“Unaudited Statements” shall have the meaning given to such term in Section 7.3(e)(xi).

“VEBA” means an association that is or is intended to be a voluntary employees’ beneficiary association under Section 501(c)(9), whose members include current or former employees of Seller or an ERISA Affiliate in the six-year period before the date of this Agreement.

“Welfare Plan” means a Benefit Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA.

“Working Capital Adjustment Amount” shall have the meaning given to that term in Section 2.5(b).

“Working Capital Target” shall have the meaning given to that term in Section 2.5(b).

1.2 Interpretation

Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 1.1, and those accounting terms used in this Agreement not defined in Section 1.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II PURCHASE & SALE OF PURCHASED ASSETS

2.1 Purchased Assets

Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of Seller and the Member contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Liens other than the Permitted Encumbrances, all of Seller’s right, title and interest in and to all of the Assets which Seller owns or in which Seller has any right, title or interest, other than the Excluded Assets (collectively, the “Purchased Assets”), including, without limitation:

(a) All Tangible Personal Property;

(b) All Accounts Receivable that are not Excluded Accounts Receivable;

(c) Cash or cash equivalents;

(d) All Contracts that are not Excluded Contracts (the “Assigned Contracts”);

(e) All Permits relating to the acquisition or ownership of the Purchased Assets or the operation of the Business;

(f) All data, records, files, manuals, blueprints and other documentation related to Seller, the Purchased Assets and the operation of the Business including without limitation: (i) client files and records; (ii) sales promotion materials, creative materials, art work, photographs, public relations and advertising material, studies, reports, correspondence and other similar documents and records used in the Business, whether in electronic form or otherwise; (iii) all client, customer and supplier lists, telephone numbers and electronic mail addresses with respect to past, present or prospective clients, customers and suppliers; (iv) all accounting and tax books, ledgers and records and other financial records relating to the Business and the Purchased Assets; (v) all sales and credit records, catalogs and brochures relating to the Business, and purchasing records and records relating to suppliers; and (vi) subject to applicable Law, copies of all personnel records of all Persons who immediately prior to the Closing Date were Employees (whether part or full time); provided, that, Seller shall be entitled to keep a copy of all such materials set forth in (i) through (vi) above solely, to the extent necessary, for use by its legal and tax advisors;

(g) All Intellectual Property owned or used in connection with the Purchased Assets or the Business;

(h) All policies and procedures, methods of delivery of services, trade secrets, disks, drawings and specifications, market studies, consultants’ reports, prototypes, and all similar property of any nature, tangible or intangible, used in connection with the Business;

(i) All goodwill incident to the Business, including the value of the name(s) associated with the Business which are transferred to Purchaser hereunder and the value of good customer relations;

(j) All computers, Software Programs, automation systems, accounting systems, master disks of source codes, and other proprietary information owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.), or specific, unique-to-the-business usage, and all computer operating, security or programming software, owned or licensed and used in the operation of the Business;

(k) All Prepaid Expenses and security deposits;

(l) All amounts reserved on Seller’s books and records in connection with any Assumed Liabilities;

(m) All Insurance Policies and insurance benefits relating to the Purchased Assets or the Business; and

(n) All other intangible assets (including all Claims, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets or the Business.

2.2 Excluded Assets

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following Assets (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing:

(a) All minute books, membership interest records and limited liability company seals of Seller provided, however, that Purchaser shall have access to such books and records as is reasonably necessary after Closing during regular business hours and upon reasonable notice;

(b) All Accounts Receivable for completed projects or the pro rata portion of projects that have been completed as of the Closing Date as set forth on Schedule 2.2(b) hereto (the “Excluded Accounts Receivable”);

(c) The membership interests of Seller held in treasury;

(d) The consideration paid to Seller pursuant to this Agreement;

(e) Originals of all personnel records and other records that Seller is required by Law to retain in its possession and copies of all such documents set forth in Section 2.1(f)(i)-(vi);

(e) All railroad and other tax credits due Seller or accruing to its benefit, if any, for matters occurring on or prior to the Closing Date;

(f) The Excluded Contracts;

(g) All claims, causes of action, choses in action, rights of recovery and rights of recoupment or set-off of any kind in favor of Seller or pertaining to, or arising out of, the Purchased Assets or relating to the Assumed Liabilities prior to the Closing Date;

(h) All insurance benefits under insurance policies of or for the benefit of Seller, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing Date; and

(i) All retainers set forth on Schedule 2.2(i).

2.3 Assumed Liabilities

Except for the Assumed Liabilities, (i) Seller shall transfer the Purchased Assets to Purchaser on the Closing Date free and clear of all Liabilities and all Liens, other than Permitted Encumbrances, and (ii) Purchaser shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any Liabilities of Seller or any other Person. Upon and subject to the terms, conditions, representations and warranties of Seller and the Member contained herein, and subject to Section 2.4, Purchaser hereby assumes and agrees to pay, perform, and discharge when due only the following (collectively referred to hereinafter as the “Assumed Liabilities”):

(a) the Liabilities of Seller under the Assigned Contracts that, by the terms of such Contracts, arise after the Closing, relate to periods following the Closing and are to be observed, paid, performed or discharged, as the case may be, in each case at any time after the Closing Date; and

(b) the Liabilities accrued on the Books and Records on the Closing Date as set forth on Schedule 2.3, to the extent such liabilities arose in the ordinary course of business, including accrued payroll liabilities of Seller (the “Accrued Liabilities”).

2.4 Retained Liabilities

Except for the Assumed Liabilities, Purchaser shall not assume, and shall have no Liability for, any Liabilities, Taxes or Contracts of Seller or the Member of any kind, character or description, whether known or unknown, accrued, absolute, contingent or otherwise, it being understood that Purchaser is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities. Notwithstanding Section 2.3 or any other provision contained herein, and regardless of whether any of the following may be disclosed to Purchaser or any of its Representatives or otherwise or whether Purchaser or any of its Representatives may have actual knowledge of the same, Purchaser shall not assume, and Seller shall pay, perform, and discharge when due and remain exclusively liable for the following (collectively, the “Retained Liabilities”):

(a) any Liability that is not an Assumed Liability;

(b) any Liability of Seller with respect to the Excluded Assets;

(c) any Liability for or with respect to (i) any Taxes arising from or attributable to the operation of the Business or the ownership of any of the Assets prior to the Closing; (ii) any Taxes imposed on Seller or any Member as a result of the consummation of the Acquisition and the other transactions contemplated hereby; and (iii) any Taxes required to have been withheld;

(d) any Liability of Seller, its Affiliates or ERISA Affiliates under the Benefit Plans, other than accrued liabilities arising in the ordinary course of business;

(e) any Liability of Seller for Claims covered by Seller’s Insurance Policies arising out of any act or omission occurring or state of facts existing prior to the Closing, including without limitation, warranty claims, workers’ compensation (including Claims made in respect of any period during which Seller was a self-insurer), general liability, fire and property insurance policies, and any Liability of Seller for premiums which may be due or are payable under any such insurance policy;

(f) any Liability under any Assigned Contract which arises after the Closing Date but which arises out of or relates to any actual or alleged breach of such Contract occurring prior to the Closing Date;

(g) any Liability relating to dividends, distributions, redemptions, or Security Rights with respect to any security or Membership Interest of Seller;

(h) any Liability arising out of any transaction affecting Seller or Member, or obligations incurred by Seller or Member, after Closing;

(i) any Liability against which Seller is otherwise indemnified;

(j) any Liability of Seller to the Member or any Affiliate of Seller or the Member, including family members;

(k) any Liability to employees of Seller, including Liabilities under any employment, severance, retention or termination agreement with any Member or any other employee of Seller or any of its Affiliates, other than liabilities for compensation and benefits incurred in the ordinary course of the Business;

(l) any Liability arising out of or relating to any employee grievance with Seller whether or not the affected employees are hired by Purchaser;

(m) any Liability to distribute to the Member or otherwise apply all or any part of the Purchase Price;

(n) any Liability arising out of any Claims pending as of the Closing;

(o) any Liability arising out of any Claims commenced after the Closing and arising out of, or relating to, any occurrence or event which happened prior to the Closing;

(p) any Liability arising out of or resulting from Seller’s non-compliance with any Law; or

(q) any Liability of Seller or the Member under this Agreement or any other document executed in connection with the Acquisition, including expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the Acquisition.

2.5 Purchase Price; Payment of Purchase Price; Adjustment

(a) The aggregate consideration for the Purchased Assets shall be as follows (collectively, the “Purchase Price”):

(i) Thirteen Million Nine-Hundred Forty Thousand Dollars ($13,940,000) in cash;

(ii) Sixty Thousand Dollars ($60,000) in cash, which has been deposited into escrow (the “Escrowed Amount”) in accordance with the terms of that certain escrow agreement dated April 18, 2008 by and among Purchaser, Seller and Kohrman Jackson & Krantz, P.L.L., a copy of which is attached hereto as Exhibit D (the “Escrow Agreement”);

(iii) a subordinated promissory note in substantially the form attached hereto as Exhibit E, having a principal amount of One Million Dollars ($1,000,000), bearing an interest rate of eight percent (8%) per annum (the “Note”); and

(iv) the assumption of the Assumed Liabilities; provided, however;

(v) Purchaser may elect to decrease the cash payment required by Section 2.5(a)(i) to Thirteen Million Four-Hundred Forty Thousand Dollars ($13,440,000) and increase the amount of the Note to One Million Five-Hundred Thousand Dollars ($1,500,000) if, and only if, the Closing does not occur before September 30, 2008.

(b) The Purchase Price shall be (i) decreased on a dollar-for-dollar basis by the Accrued Liabilities (excluding any Accrued Liabilities included in the definition of Seller’s Working Capital), (ii) increased on a dollar-for-dollar basis up to $200,000 for one half of Capital Expenditures made by Seller from October 4, 2007 through the Closing Date and set forth on attached Schedule 2.5(b), (iii) increased by any remaining amounts of holdbacks, deposits, or bonds currently benefiting the Seller for jobs not completed by the Closing Date which are assigned to Purchaser and set forth on attached Schedule 2.5(b), (iv)  increased by $25,900 for the amount previously paid by Seller to perform an audit of Seller as of September 30, 2007, and (v) increased or decreased, as the case may be, on a dollar-for-dollar basis, to the extent that Seller’s Working Capital on the Closing Date exceeds or is less than $500,000 (such amount being hereinafter referred to as the “Working Capital Target” and the increase or decrease in the Purchase Price being hereinafter referred to as the “Working Capital Adjustment Amount”). The Working Capital Adjustment Amount shall be determined and paid as follows:

(i) Seller shall provide to Purchaser a preliminary closing date balance sheet as of a date not earlier than three business days prior to the Closing Date and, at the Closing, the Purchase Price will be increased or decreased, as the case may be, by the Working Capital Adjustment Amount calculated on the basis of such preliminary closing date balance sheet (the “Preliminary Working Capital Adjustment Amount”).

(ii) As soon as practicable, and in any event within one hundred and twenty (120) days following the Closing, Purchaser shall prepare and deliver to Seller the Closing Balance Sheet, a calculation of Seller’s Working Capital on the Closing Date based on such Closing Balance Sheet (the “Closing Working Capital Calculation”) and all work papers and back-up materials relating thereto. The Closing Balance Sheet and the Closing Working Capital Calculation shall be conclusive and binding on the parties hereto unless Seller gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such dispute (a “Purchase Price Objection Notice”) to Purchaser within thirty (30) days after its receipt of the Closing Balance Sheet and the Closing Working Capital Calculation. If Seller delivers a Purchase Price Objection Notice as provided above, the Parties shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If the Parties are unable to resolve, despite good faith negotiations, all disputes reflected in the Purchase Price Objection Notice within thirty (30) days thereafter (the “Purchase Price Resolution Period”), then the Parties will, within ten (10) days after the expiration of the Purchase Price Resolution Period, submit any such unresolved dispute to the Independent Accounting Firm. Purchaser and Seller shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Purchaser or its Representatives or Seller or its Representatives. Purchaser and Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Purchaser and Seller within thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the Parties. The fees and expenses of the Independent Accounting Firm shall be split equally between Seller and Purchaser. Seller’s Working Capital reflected in the Closing Working Capital Calculation, as revised to reflect the resolution of any and all disputes by the Parties and/or the Independent Accounting Firm, shall be deemed to be Seller’s Working Capital and the difference between Seller’s Working Capital and the Working Capital Target shall be the final Working Capital Adjustment Amount.

(iii) If the final Working Capital Adjustment Amount is greater than the Preliminary Working Capital Adjustment Amount, Purchaser shall pay to Seller the difference between the final Working Capital Adjustment Amount and the Preliminary Working Capital Adjustment Amount (such difference being the “Final Adjustment Amount”) by wire transfer of immediately available funds to a bank account designated by Seller. If the final Working Capital Adjustment Amount is less than the Preliminary Working Capital Adjustment Amount, Seller and/or the Member shall pay to Purchaser the Final Adjustment Amount by wire transfer of immediately available funds to a bank account designated by Purchaser. Any Final Adjustment Amount shall be paid within five Business Days after the calculation of the Closing Working Capital becomes binding and conclusive on the Parties.

(c) The cash portion of the Purchase Price (excluding the Escrowed Amount), as adjusted in accordance with Section 2.5(b)(i), shall be paid by Purchaser at the Closing via wire transfer of immediately available funds to an account specified by Seller.

(d) The Escrowed Amount shall be paid at Closing in accordance with the terms of the Escrow Agreement.

(e) The Note shall be executed and delivered to Seller at Closing.

(f) The Final Adjustment Amount shall be paid in accordance with Section 2.5(b)(iii).

2.6 Allocation of Purchase Price

The Purchase Price shall be allocated as set forth on Schedule 2.6. Purchaser and Seller agree to reflect such allocation on IRS Form 8594: Asset Acquisition Statement under Section 1060, including any required amendments or supplements thereto (“Form 8594”), in the form attached hereto as Exhibit A. Form 8594 shall be prepared jointly by Purchaser and Seller and shall be signed by the Parties on the Closing Date and timely filed by them. The Parties hereto further agree that: (i) the agreed upon allocation of Purchase Price shall be used in filing all required forms under Section 1060 of the Code and all Tax Returns; and (ii) they will report the transactions contemplated by this Agreement for Tax purposes in a manner consistent with such allocation.

2.7 Closing.

(a) The consummation of the purchase and sale of the Purchased Assets in accordance with this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Kohrman Jackson & Krantz PLL, 1375 East Ninth Street, One Cleveland Center, 20th Floor, Cleveland, Ohio 44114-1793, on the later to occur of: (i) August 30, 2008 (or September 30, 2008 if extended pursuant to Section 8.1(a) below); or (ii) the third Business Day after all of the conditions precedent to Closing hereunder shall have been satisfied or waived, or at such other time and place as the Parties shall agree in writing. The date of the Closing shall be referred to as the “Closing Date.” The Parties hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article VII hereof and as may reasonably be required to effect the transfer by Seller of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously.

(b) Subject to satisfaction or waiver by the relevant party of the relevant conditions to Closing, at the Closing, (i) the cash portion of the Purchase Price (as adjusted pursuant to Section 2.5(b)) shall be paid by Purchaser in accordance with Section 2.5(c); and (ii) the Purchased Assets and Assumed Liabilities shall be transferred by Seller to Purchaser.

2.8 Transfer Taxes

All sales and use taxes, documentary, state, county and local transfer taxes and recording taxes arising as a result of the Acquisition shall be paid by the Purchaser.

2.9 Consents

Seller shall promptly request and use its commercially reasonable efforts to obtain consent to the assignment to Purchaser of all Assumed Contracts requiring consent (collectively, the “Contract Consents”). If any Contract Consent is not obtained, such Assumed Contract shall not be assigned to Purchaser. Seller shall, to the extent practicable, keep the relevant Assumed Contract in effect through its remaining term (with no obligation to renew) and give Purchaser the full and exclusive rights and benefits of such Assumed Contract to the same extent as if it had not been excluded from the Assets and as if Purchaser was directly a party thereto (including, without limitation, promptly remitting or causing to be remitted to Purchaser all payments, and forwarding or causing to be forwarded to Purchaser all deliverables, correspondence, goods, invoices, claims, information, requests or any other materials received by Seller from any other parties to each such Assumed Contract), and Purchaser shall perform the obligations under such Assumed Contract on behalf of Seller to the extent set forth in such Assumed Contract as if such Assumed Contract had been assigned to Purchaser. In addition, Seller shall not enter into, or negotiate to enter into, any amendment, extension, termination, modification, cancellation, assignment, transfer or renewal of any such Assumed Contract, or grant any waiver thereunder, or compromise or settle any amount receivable or payable arising thereunder, without the prior written consent (not to be unreasonably withheld) or at the written instruction of Purchaser; provided, that, in no event shall Seller be obligated to extend or renew any such Assumed Contract. In addition, Seller shall cooperate with Purchaser to take such actions as may be reasonably requested by Purchaser to enforce each such Assumed Contract for the benefit of Purchaser, including, without limitation, enforcement of rights arising out of breach or cancellation of any such Assumed Contract and shall take such other actions in respect of any such Assumed Contract as Purchaser may reasonably request, in any such case at Purchaser’s expense. If after the Closing Date such Contract Consent is obtained, Purchaser shall assume such Assumed Contract as of the date of such Contract Consent. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party thereto. In the event that a party to any Contract deems the performance by the Purchaser, but not the assignment to Purchaser, to be a default under such Contract, this alleged breach shall not be deemed a breach of any representation, warranty, covenant, or other term or provision of this Agreement by the Seller. In addition, with respect to the performance and surety bonds of Seller with respect to certain Assigned Contracts, it has advised Purchaser that Purchaser can not take over such performance or surety bonds of Seller and, to the extent Purchaser wishes to maintain such Assigned Contracts, it has been advised that it needs to obtain new bonds. Seller shall terminate its existing surety and performance bonds and Purchaser shall obtain appropriate replacement bonds at Closing. The parties agree to cooperate with one another in good faith to ensure a smooth transition relating to the surety and performance bonds.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND THE MEMBER

As an inducement to Purchaser to enter into this Agreement and to consummate the Acquisition, Seller and the Member, jointly and severally, represent and warrant to Purchaser that each of the following representations and warranties is true and correct as of the date hereof and will be true as of the Closing Date (as if each such representation and warranty was remade on the Closing Date).

3.1 Organization and Qualification

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, limited liability company or otherwise, to own, lease and operate its properties and to carry on the Business as it is now being conducted. Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary.

3.1.1 Capitalization

As of the date hereof, all of the membership interests of the Seller (the “Seller Membership Interests”) issued and outstanding are validly issued, fully paid and nonassessable and are owned beneficially and of record by the Member. There are no other equity securities of Seller issued or outstanding. There are no preemptive rights, options, warrants, membership interest appreciation rights (or other securities that have their value tied to any other securities of Seller), or other Security Rights, agreements, arrangements or commitments of any character to which Seller is a party or by which Seller is bound relating to the issued or unissued equity interests of Seller or obligating Seller to issue or sell any membership interests, or other equity interests in, Seller. There are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any Seller Membership Interests. There are no outstanding contractual obligations of Seller to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any entity or Person.

3.1.2 Subsidiaries

Seller does not own or have an interest in any Subsidiaries.

3.1.3 Articles of Organization and Operating Agreement

The copies of Seller’s Articles of Organization and operating agreement previously provided to Purchaser by Seller are true, complete and correct copies thereof. Such Articles of Organization and operating agreement are in full force and effect. Seller is not in violation of any of the provisions of its Articles of Organization or operating agreement.

3.2 Authority Relative to this Agreement

Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Acquisition. The execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the Acquisition have been duly and validly authorized by all necessary limited litability company action, and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Acquisition. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Seller and each constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at Law or in equity) (the “Bankruptcy Exception”).

3.3 No Conflict

Except as set forth on Schedule 3.3, the execution and delivery of this Agreement by Seller does not, and the performance by Seller of its obligations hereunder and the consummation of the Acquisition will not: (i) violate any provision of the Articles of Organization or operating agreement of Seller or any resolutions adopted by the managers or members of Seller; (ii) assuming that all filings and notifications described in Section 3.4 have been made, conflict with or violate any Law or Order applicable to Seller or by which any of the Purchased Assets or Seller is bound or affected, except where such conflict or violation would not have a Material Adverse Effect; or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Purchased Assets or Seller pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation.

3.4 Required Filings and Consents

To the Knowledge of Seller, the execution and delivery of this Agreement by Seller does not, and the performance by Seller of its obligations hereunder and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any Governmental Authority or any other Person, except for the consents, approvals, authorizations, declarations or rulings set forth on Schedule 3.4.

3.5 Financial Statements

Seller has previously furnished to Purchaser true and complete copies of: (i) audited consolidated financial statements of Member (“Parent”), Seller’s direct parent, and Seller at and for the fiscal years ended December 31, 2006 and December 31, 2007 prepared by Horne LLP (the “Audited Statements”); (ii) Seller’s unaudited financial statements at and for the six month period ended June 30, 2008 (the “Unaudited Statements” and, together with the Audited Statements, the “Seller Financial Statements”); and (iii) all management letters and attorney response letters issued in connection with the Seller Financial Statements. The Seller Financial Statements have been prepared in accordance with GAAP, consistently applied. Each of the Seller Financial Statements presents fairly the financial position of Seller as of the applicable date and the results of operations for the period then ended. Each balance sheet contained in the Seller Financial Statements fully sets forth all Assets and Liabilities of Seller existing as of the applicable date which, under GAAP, should be set forth therein, and each statement of profit and loss contained therein sets forth the items of income and expense of Seller which should appear therein under GAAP. The Seller Financial Statements have been prepared in a manner consistent with Seller’s and Parent’s past practices and present fairly the financial position of Seller as of the applicable date and results of operations for the period then ended, all in accordance with GAAP, subject to the absence of statements of retained earnings and cash flows, the absence of footnote disclosures and subject to normal year end adjustments for interim financial statements.

3.6 Absence of Undisclosed Liabilities

Except as and to the extent reflected in the balance sheets included in the Seller Financial Statements (the “Latest Balance Sheet”) and as otherwise set forth in this Agreement, Seller did not have, as of June 30, 2008 (the “Latest Balance Sheet Date”), any Liabilities (other than obligations of continued performance under Contracts and other commitments and arrangements entered into in the ordinary course of the Business), and except as described on Schedule 3.6, Seller has not incurred any Liabilities since the Latest Balance Sheet Date, except: (i) current Liabilities for trade or business obligations incurred in the ordinary course of the Business and consistent with past practice; and (ii) obligations of continued performance under Contracts and other commitments and arrangements entered into in the ordinary course of the Business. All Seller Debts are listed on the Latest Balance Sheet.

3.7 Accounts Receivable

Except to the extent of the amount of the reserve for doubtful accounts reflected in the Latest Balance Sheet or as set forth on Schedule 3.7, all Accounts Receivable of Seller reflected therein and all Accounts Receivable that have arisen since the Latest Balance Sheet Date (except Accounts Receivable that have been collected since such date) are valid and enforceable claims, and constitute bona fide Accounts Receivable resulting from the sale of goods and services in the ordinary course of the Business. To the Knowledge of Seller, the Accounts Receivable are not subject to any valid defense, offsets, returns, allowances or credits of any kind, and neither Seller nor Member has any reason to believe the Accounts Receivable are not fully collectible within sixty (60) days of the due date. Except for the Accounts Receivable, Seller has not made any loan or advance to any Person.

3.8 Absence of Certain Changes or Events

Since the Latest Balance Sheet Date, except as contemplated by this Agreement or disclosed on Schedule 3.8, Seller has conducted the Business in the ordinary course consistent with past practice and there has not been:

(a) Any materially adverse change in the Business, or any event, occurrence or circumstance that could reasonably be expected to cause a Material Adverse Effect;

(b) Any event that could reasonably be expected to prevent or delay the performance of Seller’s obligations pursuant to this Agreement and the consummation of the Acquisition;

(c) Any change by Seller in its accounting methods, principles or practices;

(d) Any redemption, purchase or other acquisition of any of Seller’s securities;

(e) Except for changes in the ordinary course of the Business consistent with past practice, any increase or material modification in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including the granting of membership interest options, membership interest appreciation rights, performance awards or restricted membership interest awards), membership interest purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, managers consultants or directors of Seller;

(f) Any issuance or sale of any membership interests, notes, bonds or other securities or any option, warrant or other right to acquire the same;

(g) Any amendment to Seller’s Articles of Organization or operating agreement;

(h) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Purchased Assets;

(i) Any incurrence of any Liability (absolute or contingent), except for current Liabilities incurred in the ordinary course of the Business in accordance with past practice;

(j) Any transaction with respect to the purchase, acquisition, lease, sale, disposition or transfer of any Purchased Assets or to any Capital Expenditure (in each case, other than in the ordinary course of the Business in accordance with past practice) or creation of any Lien on any of the Purchased Assets;

(k) Any failure to maintain the Purchased Assets consistent with past practices in a manner consistent with other companies in the Business;

(l) Any material modification, termination, waiver, amendment or other alteration or change in the terms or provisions of any Permit that may reasonably be expected to have a Material Adverse Effect on the Business or any Material Contract;

(m) Any discharge or satisfaction of any Lien, or payment of any material Liabilities, other than in the ordinary course of the Business consistent with past practice, or failure to pay or discharge when due any Liabilities, the failure to pay or discharge of which has caused or will cause any actual damage or risk of loss to Seller; or

(n) Any Contract by Seller to do any of the foregoing.

3.9 Properties; Title.

(a) Seller does not own any real property. The leasehold estates described on Schedule 3.9(a) are all of the leasehold estates under which Seller is a lessee (or sublessee) of any real property or interest therein (collectively, the “Real Property Leases”). No proceeding is pending or, to Seller’s Knowledge, threatened for the taking or condemnation of all or any portion of the property demised under the Real Property Leases. Seller owns good and marketable title to the leasehold estates and to the Real Property Leases, free and clear of any Liens, except for real property Taxes, if any affecting properties of which the premises demised under the Real Property Leases form a part, not yet due and payable (“Permitted Encumbrances”). There is no brokerage commission or finder’s fee due from Seller and unpaid with regard to any of the Real Property Leases, or which will become due at any time in the future with regard to any Real Property Lease.

(b) To the Knowledge of Seller, Seller is not in violation of any easements, rights of way or licenses and has not received notice of any such violation.

(c) To the Knowledge of Seller, (i) the premises demised under the Real Property Leases and any other properties and assets owned, leased or used by Seller in the operation of the Business, including the walls, ceilings and other structural elements of any improvements erected on any part of the properties demised under the Real Property Leases thereon and the building systems such as heating, plumbing, ventilation, air conditioning and electric, are adequate and sufficient for the current operations of the Business, and (ii) such properties now being used by Seller in the Business are in good working order, repair and operating condition, are without any structural defects other than minimal structural defects which do not materially impair the use of such properties, and have been maintained in accordance with generally accepted industry practices. Notwithstanding the foregoing, the all of the underlying property being assigned to Purchaser pursuant to the Real Property Leases is being assigned on an “AS IS” and “WHERE IS” without any representation or warranty either expressed, implied or imposed by law.

(d) Seller has good and marketable title to all Tangible Personal Property, a true, correct and complete description of which is set forth on Schedule 3.9(d). All Tangible Personal Property is free and clear of all Liens including any claim that the acquisition of such property by Seller constituted a fraudulent conveyance. The Tangible Personal Property is adequate and sufficient for the current operations of the Business, and such properties now being used by Seller in the Business, whether leased or owned, are in good working order, usual wear and tear excepted, and have been maintained in accordance with generally accepted industry practices. The Tangible Personal Property is all of the tangible personal property owned or leased by Seller and used in the Business.

(e) Seller has the right of ingress and egress, through a public road or street, to and from each of the parcels comprising each of the premises demised under the Real Property Leases. To the Knowledge of Seller, no utility easement or right of way which services any portion of the premises demised under the Real Property Leases may be terminated by the owner or mortgagee of any property through which any such easement or right of way runs.

3.10 Intellectual Property.

(a) The term “Intellectual Property” means, collectively, all worldwide:

(i) inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable and whether or not reduced to practice, and all patent rights in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), whether or not any of the foregoing are registered, filed or issued;

(ii) trademarks, trade names and service marks, trade dress, logos, Internet domain names, and other commercial product or service designations, together with all translations, adaptations, derivations and combinations thereof, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith;

(iii) copyrights (whether or not registered) and all registrations and applications for registration thereof, as well as rights to renew such copyrights;

(iv) trade secrets (as such are determined under applicable law), know-how and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, supplier lists, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, customer lists, e-mail lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing;

(v) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; and

(vi) any and all other tangible or intangible proprietary property, information and materials that are or have been used (including in the development of) the Business and/or in any product, technology or process (i) currently being or formerly manufactured, published, marketed or used by Seller, or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by Seller.

(b) Schedule 3.10(b) contains a true and complete list of all the Intellectual Property used, useful or related to the Business. The Intellectual Property does not include any issued patents, registrations and applications. Seller has not made any registrations and filings relating to the Business.

(c) To the Knowledge of Seller, the Intellectual Property consists solely of items and rights which are: (i) owned by Seller; (ii) in the public domain; or (iii) rightfully used by Seller pursuant to a valid license, sublicense, consent or other similar written agreement (the “Licensed Intellectual Property”). The Seller is not a party to any agreement relating to the Licensed Intellectual Property other than shrink-wrap or click-wrap agreements for mass market off-the-shelf software programs. To the Knowledge of Seller, Seller has all rights in the Intellectual Property necessary and sufficient to carry out Seller’s current and proposed activities. Seller does not have any material license agreements.

(d) To the Knowledge of Seller, Seller has not infringed upon or misappropriated any Intellectual Property Rights or personal right of any Person anywhere in the world. No Claims or written notice (i) challenging the validity, enforceability, effectiveness or ownership by Seller of any of the Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, sale or other manner of commercial exploitation by Seller infringes or will infringe on any Intellectual Property Rights or personal right of any Person have been asserted or, to Seller’s Knowledge, are threatened by any Person, nor are there, to Seller’s Knowledge, any valid grounds for any bona fide Claim of any such kind. To Seller’s Knowledge, there is and has been no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property by any third party, employee or former employee.

(e) Other than the Timberline software, Seller does not use in the Business computer software programs, products and services other than mass market off the shelf software. Seller represents that, to Seller’s knowledge, Purchaser will be able to obtain a license to use the Timberline software directly from the software provider for approximately $12,000. Seller agrees on the Closing Date to provide Purchaser with all historical data necessary to populate the Timberline software and following the Closing Date to assist Purchaser in configuring the Timberline software and to use its best efforts to duplicate the functionality of the Timberline software utilized by Seller. If Purchaser is unable to obtain the Timberline software immediately following the Closing Date, Seller agrees to allow Purchaser to utilize their Timberline system for a reasonable period of time until Purchaser is able to obtain its own fully functioning system.

(f) Seller does not owe any royalties or other payments to third parties in respect of the Intellectual Property. Seller will not owe any such payments or any additional payments as a result of the consummation of the Acquisition.

(g) To Seller’s Knowledge, the Software Programs contain no “viruses.” For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. To Seller’s Knowledge, none of the foregoing contains any worm, bomb, trojan horse, backdoor, clock, timer, or other disabling device code, or any other design or routine which causes any system, software, data or information to be erased or become inoperable or otherwise incapable of being used, either automatically or upon command by any party.

(h) Seller has implemented reasonable steps in the physical and electronic protection of its information and electronically stored assets from unauthorized disclosure, use or modification and, to the Knowledge of Seller, there have been no breaches of security within the last twelve months.

3.11 Contracts

(a) Schedule 3.11(a) sets forth the following list of all Contracts to which Seller is a party or by which Seller, the Business or any of the Purchased Assets is bound as of the date hereof (collectively, the “Listed Contracts”):

(i) any continuing contract for management or consulting services, services of independent contractors, the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $25,000 over the life of the Contract;

(ii) any Contract in excess of $25,000 that expires more than one year after the date of this Agreement and any Contract that may be renewed at the option of any Person other than Seller so as to expire more than one year after the date of this Agreement;

(iii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP in excess of $25,000;

(iv) any Contract for Capital Expenditures in excess of $25,000 in the aggregate;

(v) any confidentiality, secrecy or non-disclosure Contract or any Contract that may be terminable as a result of Seller’s status as a competitor of any party to such Contract;

(vi) any Contract pursuant to which Seller is a lessor of any Tangible Personal Property, pursuant to which payments in excess of $25,000 remain outstanding;

(vii) any Contract with an Affiliate, any Member or an Affiliate of any Member;

(viii) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person other than customary customer Contracts made in the ordinary course of the Business;

(ix) any employment Contract, arrangement or policy which may not be immediately terminated without financial notifications or penalty (or any augmentation or acceleration of benefits);

(x) any Contract providing for a joint venture or partnership with any other Person;

(xi) any oral Contract or Contract that is not in writing in excess of $10,000, true and correct summaries of which have been provided to Purchaser; or

(xii) any Contract which is otherwise material and is not described in any of the categories specified in this Section 3.11(a).

(b) To the Knowledge of Seller, Seller has performed all of the obligations required to be performed by Seller and is entitled to all benefits under, and is not alleged to be in default in respect of any Listed Contract. Each of the Listed Contracts is valid and binding and in full force and effect, and except as disclosed on Schedule 3.11(b), there exists no default or event of default or event, occurrence, condition or act, with respect to Seller, or to Seller’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the occurrence of any other event or conditions, would become a default or event of default under any Listed Contract. To Seller’s Knowledge, Seller has not received written or oral notice of cancellation or termination or material modification of any Listed Contract other than in the ordinary course of business. To Seller’s Knowledge, none of the parties to any Listed Contract intends to terminate or alter the provisions thereof by reason of the Acquisition or otherwise. Since the Latest Balance Sheet Date, except as set forth on Schedule 3.11(b), Seller has not waived any right under any Listed Contract, amended or extended any Listed Contract or failed to renew (or received notice of termination or failure to renew with respect to) any Listed Contract. True, correct and complete copies of all Listed Contracts have been delivered to Purchaser.

3.12 Service Warranties

Except in the ordinary course of business or pursuant to applicable Laws, Seller has not furnished any warranty, guaranty and or other similar undertaking with respect to contractual performance. Seller has not been notified of any material claims for, and to the Knowledge of the Seller, there are no threatened material claims for, any warranty obligations relating to any of its services.

3.13 Permits

Seller has obtained all Permits of, and has made all required registrations and filings with, any Governmental Authorities that, to Seller’s Knowledge, are required for the conduct of the Business as it is now being conducted. All such Permits are listed on Schedule 3.13 and are in full force and effect. None of the Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to Seller’s Knowledge, threatened. None of the Permits will terminate by reason of the Acquisition. Seller is not in conflict in any respect with or in default or violation of, any Permits. Schedule 3.13 sets forth all actions, proceedings, investigations or surveys pending or, to Seller’s Knowledge, threatened against Seller that could reasonably be expected to result in the suspension or cancellation of any Permit.

3.14 Compliance with Laws

Except as set forth on Schedule 3.14, to Seller’s Knowledge, Seller is not in conflict in any respect with or in default or violation of any: (a) order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ (collectively, “Orders”) of any Governmental Authority; or (b) Laws of any Governmental Authority, affecting or relating to the Purchased Assets or the Business. Except as set forth on Schedule 3.14, Seller has not received from any Governmental Authority any notification with respect to possible conflicts, defaults or violations of Laws.

3.15 Claims and Proceedings

To Seller’s Knowledge, there is no outstanding Order of any Governmental Authority against or involving Seller, the Purchased Assets or the Business. Except as set forth on Schedule 3.15, there is no action, suit, claim or counterclaim or legal, administrative or arbitral proceeding or investigation (collectively, “Claim”) (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to Seller’s Knowledge, threatened against or involving Seller, the Purchased Assets or the Business. Schedule 3.15 also indicates those Claims the defense thereof or Liabilities in respect thereof are covered by insurance subject to deductibles. There exists on the date hereof, and there will exist as of the Closing, no fact, event or circumstance that to Seller’s Knowledge could give rise to any Claim that, if pending or threatened on the date hereof or on the Closing Date, could reasonably be expected to have a Material Adverse Effect. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 3.15 have been timely and duly given and, except as set forth on Schedule 3.15, no insurance company has asserted that such Claim is not covered by the applicable policy relating to such Claim. There are no Claims pending or, to Seller’s Knowledge, threatened that would give rise to any right of indemnification on the part of any director, officer or member of Seller or the heirs, executors or administrators of such director, officer or member, against Seller.

3.16 Books and Records

All books of account and other financial books and records of Seller relating to the Business (the “Books and Records”) are true, correct and complete in all material respects and have been made available to Purchaser. All of the Books and Records have been prepared and maintained in accordance with the Seller’s general business practices and, where applicable, in conformity with GAAP and in compliance with all Laws. Except as set forth on Schedule 3.16, there are no material inaccuracies or discrepancies contained or reflected in the Books and Records.

3.17 Business Activity Restriction

Except as set forth on Schedule 3.17: (i) there is no non-competition or other similar Contract, commitment or Order to which Seller or any of its Affiliates is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business by Seller; (ii) Seller has not entered into any Contract under which Seller is restricted from offering, marketing or rendering its services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business; and (iii) no Affiliate of Seller is a party to any Contract, which, by virtue of such Person’s relationship with Seller, restricts Seller from, directly or indirectly, engaging in the Business in any respect whatsoever.

3.18 Major Customers and Suppliers

(a) Schedule 3.18(a) lists, by dollar volume paid for the twelve (12) months ended December 31, 2007, all customers of Seller who purchased at least $250,000 in services (collectively, the “Major Customers”). The relationships of Seller with the Major Customers are reasonable commercial working relationships and: (i) all amounts owing from the Major Customers, if not in dispute, have been paid in accordance with their respective terms; (ii) none of the Major Customers within the last twelve months has, to Seller’s Knowledge, threatened to cancel, or otherwise terminate, the relationship of such Major Customer with Seller; and (iii) none of the Major Customers during the last twelve months has decreased materially, or, to Seller’s Knowledge, threatened to decrease or limit materially, its relationship with Seller or, to the Knowledge of Seller, intends to decrease or limit materially its relationship with Seller. No Major Customer is (or to the Knowledge of Seller is expected to become) insolvent or has claimed (or to the Knowledge of Seller is expected to claim) protection under applicable bankruptcy laws. Seller has not given (or agreed to give) any discount, free services, rebate or other incentive to any customer of Seller in order to induce any such customer to accelerate the timing of orders to Seller.

(b) Schedule 3.18(b) lists by dollar volume paid for the twelve (12) months ended December 31, 2007, all suppliers from whom Seller purchased at least $250,000 in raw materials (collectively the “Major Suppliers”). The relationships of Seller with the Major Suppliers are reasonable commercial working relationships and no Major Supplier has (i) to Seller’s Knowledge, within the last twelve months threatened to cancel, or otherwise terminate, the relationship of such Major Supplier with Seller; or (ii) during the last twelve months decreased materially, or, to Seller’s Knowledge, threatened to decrease or limit materially, its relationship with Seller or, to the Knowledge of Seller, intends to decrease or limit materially its relationship with Seller. No Major Supplier is (or to the Knowledge of Seller is expected to become) insolvent or has claimed (or to the Knowledge of Seller is expected to claim) protection under applicable bankruptcy laws.

3.19 Employees; Labor Disputes.

(a) Schedule 3.19(a) contains a true and correct list of all directors, managers, full-time employees (listed by job classification), and consultants of Seller and a description of the rate and nature of all compensation payable by Seller to each such Person. Schedule 3.19(a) also contains a description of all existing severance, accrued vacation obligations or retiree benefits of any current or former director, officer, employee or consultant (to the extent not included on Schedule 3.19(a)) of Seller. Except as set forth on Schedule 3.19(a), the employment or consulting arrangement of all such Persons is terminable at will.

(b) Except as set forth on Schedule 3.19(b): (i) Seller is not a party to any collective bargaining or other Contract with any labor organization or other representative of its employees and none of Seller’s employees is represented by a labor union or organization; (ii) there is no unfair labor practice charge or complaint pending or, to Seller’s Knowledge, threatened against Seller; (iii) Seller has not experienced, nor been threatened with, any labor strike, slowdown, work stoppage or similar labor controversy within the past two (2) years; (iv) no representation question has been raised or to Seller’s Knowledge, threatened, respecting Seller’s employees working within the past two (2) years, nor are there any campaigns being conducted or to Seller’s Knowledge, threatened, to solicit authorization from Seller’s employees to be represented by any labor organization; (v) no Claim before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of Seller’s employees, is pending or, to Seller’s Knowledge, threatened against Seller; (vi) Seller is not party to, or otherwise bound by, any Order relating to its employees or employment practices; and (vii) Seller has timely paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

(c) Except as set forth on Schedule 3.19(c), Seller has not made any written or oral Contract with or promise to any employee, officer or consultant regarding continued employment by Purchaser after the Closing Date.

(d) Seller has at all times complied in all material respects with all applicable Laws respecting employment, wages, hours, compensation, occupational health and safety. There are no Claims, complaints or legal or administrative proceedings pending or, to the Knowledge of Seller, threatened against Seller before any Governmental Authority involving or relating to any past or present employee(s) or applicant(s) for employment of Seller, or relating to any acts, omissions or practices of Seller relating to discrimination, harassment, wage payment, overtime and hours of work, workplace safety or any other employment-related issues. There are no pending investigations or abatement orders and no citations issued within the past two (2) years by the Occupational Safety and Health Administration or any state or local health and safety agency relating to Seller.

3.20 Employee Benefits

Except as disclosed on Schedule 3.20 Seller has no Pension Plans that are intended to qualify under Section 401(a) of the Code and individual account plans as defined in Section 3(34) of ERISA; (ii) Welfare Plans that provide benefits after a participant’s retirement or other termination of employment other than benefits in the form of continuation coverage under a group health plan as required by Section 4980B of the Code or Sections 601 through 608 of ERISA; or (iii) Benefit Plans not listed pursuant to (i) through (iii) above. Seller has not maintained or participated in any Benefit Plans subject to Title IV of ERISA, Multiple Employer Plans, Multiemployer Plans or VEBAs.

3.21 No Finder

Neither Seller nor any Person acting on behalf of Seller has agreed to pay to any broker, finder, investment banker or any other Person other than VR Business Brokers, Mergers & Acquisitions (the “Broker”), a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Claim for any such payment could be based. Broker has a valid listing to sell the Business and Seller shall be solely responsible for paying any and all fees, commissions or other compensation to which the Broker is entitled or claims on account of the Acquisition.

3.22 Affiliate Transactions

Except as disclosed on Schedule 3.22, no Affiliate of Seller nor any Member, officer, manager, director, partner, consultant or employee of Seller, is at the date hereof a party to any transaction with Seller, including any Contract or arrangement providing for the furnishing of services to or by, providing for rental of real property, Tangible Personal Property or Intellectual Property to or from, or otherwise requiring payments to or from Seller, or any Affiliate thereof.

3.23 Certain Business Practices

To Seller’s Knowledge, no director, officer, manager, member, agent, representative or employee of Seller (in their capacities as such) has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) made any other unlawful payment.

3.24 Environmental Matters

(a) Except as set forth in Schedule 3.24(a), to Seller’s Knowledge (i) Seller is, and has been, in compliance with all applicable Environmental Laws, (ii) Seller possesses and has possessed all required permits, licenses, certifications and approvals relating to each of the Seller’s Properties and (iii) Seller and the Business have maintained continued compliance with all requirements or conditions imposed under their permits, licenses, certifications and approvals, and have filed all related notices or applications.

(b) Except as set forth in Schedule 3.24(b), to Seller’s Knowledge: (i) no Hazardous Materials are present on, in or under any of Seller’s Properties; (ii) no Hazardous Materials are or have been generated, transported, treated, stored, disposed of or otherwise handled by Seller (or Seller’s predecessors) or the Business or third parties arranged by Seller (or Seller’s predecessors) or the Business, in connection with the operations of the Business, at any of Seller’s Properties, or any other site, location or facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground storage tanks or underground storage tanks (“USTs”), landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Seller’s Properties or such adjoining property, or incorporated into any structure therein or thereon; (iii) no USTs are or have been located at the Seller’s Properties, and any USTs identified in Schedule 3.24(b) are and have been maintained, monitored and upgraded in compliance with all applicable Environmental Laws; and (iv) no release, spill or discharge of any Hazardous Material has occurred on, in or under any of Seller’s Properties.

(c) Except as set forth on Schedule 3.24(c), to Seller’s Knowledge, neither the Seller (or Seller’s predecessors), the Business nor any other Person for whose conduct they are or may be held to be responsible, has been subject to, involved in or received any notice of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of the requirements of any Environmental Law with respect to any of the Seller’s Properties, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or the Business or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received, and there is no reasonable basis for any such inquiry, investigation, order, action or notice.

(d) Neither Seller nor, to Seller’s Knowledge, the Business, nor any other Person for whose conduct they are or may be held responsible, have any liabilities under any Environmental Law with respect to the Seller’s Properties, or at any property geologically or hydrologically adjoining any of Seller’s Properties or any of Seller’s other property or assets.

(e) There are no pending or, to Seller’s Knowledge, threatened claims, encumbrances, or other restrictions of any nature, resulting from, or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Seller’s Properties.

(f) Except as set forth on Schedule 3.24(f), there are and have been no conditions, events, occurrences, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with Environmental Law, give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving Seller or the Business or any other Person for whose conduct they are or may be held to be responsible, under any Environmental Law.

(g) Schedule 3.24(g) sets forth (i) the name and principal place of business of every offsite waste disposal enterprise, and each of the haulers, transporters or cartage enterprises engaged now or in the preceding two (2) years, and, to Seller’s Knowledge for the three (3) years prior to that, by Seller or the Business to dispose or otherwise handle Hazardous Materials at any offsite waste disposal location on behalf of any of Seller or the Business, and (ii) the address of property or facility that has, at any time, been owned, operated or leased by Seller or the Business.

(h) Seller and the Business have delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Business pertaining to Environmental Laws or Hazardous Materials in, on, or under the Seller’s Properties, or concerning compliance by Seller, the Business or any other Person for whose conduct the Seller is or may be held responsible, with Environmental Law.

3.25 Insurance

Schedule 3.25 sets forth a list of all insurance policies, fidelity and surety bonds and fiduciary liability policies (the “Insurance Policies”) covering the Purchased Assets, the Business and the operations, employees, officers, managers and directors of Seller. True and complete copies of all such Insurance Policies have been delivered by Seller to Purchaser. Schedule 3.25 also sets forth: (i) with respect to each Insurance Policy, the applicable deductible amounts and any limitations to coverage; (ii) a list of each Person required to be listed as an additional insured under each such policy; (iii) any letter of credit relating to such Insurance Policies and all inspections and reports delivered to Seller by any insurer with respect to such Insurance Policies, copies of which have been delivered by Seller to Purchaser; and (iv) a true and complete list of Claims made in respect of Insurance Policies during the 2 years prior to the date hereof. There is no Claim by Seller pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or requirement by any insurer to perform work which has not been satisfied. Seller has not incurred any Liability covered by the Insurance Policies for which they have not properly asserted a Claim under such policies. All premiums due under all Insurance Policies have been paid and Seller is in compliance with the terms and conditions of all such Insurance Policies. All Insurance Policies are in full force and effect. Seller has no Knowledge of any threatened termination of, premium increase with respect to, or uncompleted requirements under, any Insurance Policy. No premiums are or will be payable by Purchaser under the Insurance Policies after the Closing in respect of insurance provided for periods prior to the Closing Date, except as accrued on the Financial Statements. All Assets and the Business of Seller are insured under such Insurance Policies in amounts and against risks usually insured against by Persons operating businesses similar to the Business.

3.26 No Significant Items Excluded

Except for the Excluded Assets, the Purchased Assets include all assets, properties, Contracts, Permits or other items that are of material importance to the ongoing operation of the Business by Purchaser in substantially the same manner in which the Business has been conducted by Seller prior to the date of this Agreement. Seller has good and marketable title to all of the Purchased Assets, free and clear of any Liens except for Permitted Encumbrances.

3.27 Taxes and Tax Returns

(a) Except as set forth on Schedule 3.27, Seller has (x) filed with the appropriate Tax authority all income, sales and other Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (y) paid all Taxes reported to be due and payable on such Tax Returns. There are no Liens for Taxes on the Purchased Assets, except for statutory Liens relating to current Taxes not yet due and payable.

(b) Seller has timely paid to the appropriate Governmental Authority all sales and use or similar Taxes payable for any period prior to the Closing. Seller has withheld all Taxes required to have been withheld for any period prior to the Closing and have timely remitted to the appropriate Governmental Authority all such Taxes.

3.28 Intentionally Omitted.

3.29 Bank Accounts

Schedule 3.29 sets forth a complete list of all bank accounts, savings deposits, money-market accounts, certificates of deposit, safety deposit boxes, and similar investment accounts with banks or other financial institutions maintained by or on behalf of Seller showing the depository bank or institution address, appropriate bank contact personnel, account number and names of signatories.

3.30 Inventory

Except as set forth on the Schedule 3.30, Seller has good and marketable title to the Inventory free and clear of all Liens. The Inventory does not include items that are obsolete, damaged or slow moving, except to the extent of the amount of the Inventory reserve reflected in the Seller Financial Statements. The Inventory is suitable and usable for the purposes for which it is intended and is in a condition such that it is salable in the ordinary course of the business consistent with past practice, except to the extent of the amount of the Inventory reserve reflected in the Seller Financial Statements. The Inventory is valued on the books and records of Seller at the lower of cost or net realizable value on a first-in-first-out basis.

3.31 Disclosure

No representation or warranty by Seller or the Member in this Agreement and no statement contained in any document or other writing furnished or to be furnished to Purchaser or its Representatives pursuant to the provisions hereof contains or will contain any untrue statement of fact or omits or will omit to state any fact necessary in order to make the statements made herein or therein not misleading. All copies of Contracts and all other documents delivered to Purchaser or its Representatives pursuant hereto are true, complete and accurate. There has been no event or transaction (other than the transactions contemplated hereby and the matters related thereto) which has occurred or information which has come to the attention of Seller or the Member which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to prevent or impair the ability of Purchaser, after the Closing, to carry on the Business in the same manner as it is presently being conducted.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE MEMBER

As an inducement to Purchaser to enter into this Agreement and to consummate the Acquisition, the Member hereby represents and warrants to Purchaser, that each of the following representations and warranties is true and correct as of the date hereof and will be true and correct as of the Closing Date (as if each such representation and warranty was remade on the Closing Date):

4.1 Title; Agreements

The Member: (i) holds of record and holds beneficially all of the ownership interests in Seller, free and clear of any and all Liens; (ii) is not a party to any voting trust, proxy or other agreement or understanding with respect to any membership interests of Seller; and (iii) owns no other, and has no other right to purchase, any equity or membership interests in Seller.

4.2 Authority Relative To This Agreement

The Member has the requisite legal capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Acquisition. No proceedings on the part of the Member are necessary to authorize this Agreement or to consummate the Acquisition. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by the Member and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of the Member, enforceable against the Member in accordance with its terms, subject to the Bankruptcy Exception.

4.3 No Conflict

Except as set forth on Schedule 4.3, the execution and delivery of this Agreement by the Member does not, and the performance by the Member of its obligations hereunder and the consummation of the Acquisition will not: (i) assuming that all filings and notifications described in Section 4.4 have been made, conflict with or violate any Law or Order applicable to the Member or by which the Member is bound or affected; or (ii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Purchased Assets or Seller pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, Permit, franchise or other instrument or obligation.

4.4 Consents

The execution and delivery of this Agreement by the Member do not, and the performance by the Member of its obligations hereunder and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing by the Member with or notification by Seller to, any Governmental Authority or any other Person.

4.5 No Finder

Neither the Member nor any Person acting on behalf of the Member has agreed to pay to any broker, finder, investment banker or any other Person other than the Broker, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Claim for any such payment could be based. Broker has a valid listing to sell the Business and Member shall be solely responsible for paying any and all fees, commissions or other compensation to which the Broker is entitled or claims on account of the Acquisition.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the Acquisition, Purchaser represents and warrants to Seller, that each of the following representations and warranties is true and correct as of the date hereof and will be true and correct as of the Closing Date (as if each such representation and warranty was remade on the Closing Date):

5.1 Organization and Qualification

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authority Relative to this Agreement

Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Acquisition. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the Acquisition have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Acquisition. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy Exception.

5.3 No Conflict

The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of its obligations hereunder and the consummation of the Acquisition will not: (i) conflict with or violate any provision of the Certificate of Incorporation, by-laws or any other agreement of Purchaser or any resolutions adopted by the board of directors of Purchaser; or (ii) assuming that all filings and notifications described in Section 5.4 have been made, conflict with or violate any Law or Order applicable to Purchaser or by which Purchaser is bound or affected.

5.4 Required Filings and Consents

The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of its obligations hereunder and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing by Purchaser with or notification by Purchaser to, any Governmental Authority or any other Person, except for the consents, approvals, authorizations, declarations or rulings set forth on Schedule 5.4.

5.5 SEC Reports.

Purchaser has filed all forms, reports and documents required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) since January 1, 2007 (collectively, the “SEC Reports”). Except as set forth on Schedule 5.5, the SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.5, each of the balance sheets (including the related notes) included in the SEC Reports presents fairly in all material respects the financial position of Purchaser as of the respective dates thereof, and the other related financial statements (including the related notes) included therein presented fairly in all material respects the consolidated results of operations and changes in financial position of Purchaser for the respective periods indicated, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal recurring accruals. Except as set forth on Schedule 5.5, each of the financial statements (including the related notes) included in the SEC Reports has been prepared in accordance with GAAP, consistently applied, except as otherwise noted therein or, in the case of the unaudited financial statements, as permitted by the applicable rules and regulations of the SEC.

5.6 No Finder.

Neither Purchaser nor any Person acting on behalf of Purchaser has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Claim for any such payment could be based.

5.7 Financial Capacity.

Purchaser shall use its best efforts to obtain funds sufficient to pay the Purchase Price and all of its fees and expenses incurred in connection with the transactions contemplated hereby by July 31, 2008.

ARTICLE VI COVENANTS OF SELLER AND THE MEMBER PRIOR TO CLOSING DATE

6.1 Conduct of Business

From the date hereof through the Closing Date, except as contemplated by this Agreement or disclosed on Schedule 6.1, Seller and the Member agree jointly and severally:

(a) Not to undertake (nor permit to be undertaken) any of the actions specified in Section 3.8;

(b) To operate the Business according to the ordinary and usual course consistent with past practice, to maintain adequate liquidity, to preserve intact Seller’s present business organization and structure, to the extent reasonably practicable, to keep available the services of Seller’s present officers, managers, agents and full-time employees, to use commercially reasonable efforts to preserve and maintain the Assets and the goodwill of the Business, to refrain from entering into any extraordinary transactions, to preserve Seller’s rights to be assigned to Purchaser hereunder, and to use commercially reasonable efforts to preserve Seller’s relationships with customers, suppliers, independent contractors, employees and other Persons having business dealings with Seller or otherwise material to the operation of the Business;

(c) To maintain in the ordinary course of the Business, consistent with past practice and in accordance with all Contracts, the Tangible Personal Property and the premises leased pursuant to the Real Property Leases, in their present repair, order and condition, subject to ordinary wear and tear;

(d) To maintain the Books and Records in the usual and ordinary manner and in a manner that fairly and correctly reflects the income, expenses, Assets and Liabilities of Seller;

(e) To pay all account and trade payables on a current basis, but in no event later than forty-five (45) days after they become due;

(f) Not to incur any Liability (other than Liabilities incurred in the ordinary course of the Business, consistent with past practice, which are not in the aggregate material to the Business) or borrow any funds;

(g) Not to sell, transfer, convey, assign or otherwise dispose of any Purchased Assets, except in the ordinary course of the Business consistent with past practice, or create, incur, assume or suffer to exist any Lien on any Purchased Assets, except for the bonding requirements of some Contracts;

(h) Not to waive, release or cancel any Claims against third parties or debts owing to Seller;

(i) Not to authorize for issuance, issue, sell, deliver, redeem or agree or commit to issue, sell, deliver or redeem (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any of Seller’s membership interests or any other securities, or amend any of the terms of any such securities;

(j) Not to terminate, modify, amend, waive or otherwise alter or change any of the material terms or provisions of any Contract or create any default under the terms of any Contract, or waive any material right under, or any failure to renew, any Contract or pay any amount not required by Law or by any Contract, where any such default, waiver, or failure to renew would reasonably be expected to have a Material Adverse Effect;

(k) Not to materially increase the direct or indirect compensation or other remuneration payable or to become payable to any Representative of Seller, or pay any bonuses or compensation to any such Person other than in respect of salaries in effect on the date hereof, except as provided in Section 3.8;

(l) Not to engage in any practice, take any action, fail to take any action or enter into any transaction which would cause any representation or warranty of Seller to be untrue or result in a breach of any covenant made by Seller;

(m) To use commercially reasonable efforts to obtain and deliver to Purchaser at the Closing the fully executed documents and other items identified in Section 7.3(e); and

(n) To keep in full force and effect all of Seller’s Insurance Policies and shall not allow any breach, default, termination or cancellation of such Insurance Policies to occur or exist.

6.2 Corporate Examinations and Investigations

Commencing on the date hereof through the earlier of the Closing Date or the termination of this Agreement as provided herein (the “Due Diligence Period”), Seller agrees, subject to the Confidentiality Agreement previously entered into by the parties on or about November 13, 2007, that Purchaser shall be entitled, itself or through its Representatives, to make such investigation of the Purchased Assets, the Business and operations of Seller, including, without limitation, any environmental matters related thereto, and such examination of the Books and Records and financial condition of Seller, as Purchaser deems necessary or advisable. Any such investigation and examination shall be conducted upon reasonable notice and with Seller’s full cooperation. During the Due Diligence Period, Seller agrees to, during normal business hours at locations selected by Seller: (i) make available to Purchaser and its Representatives all such information and copies of such documents and records concerning the affairs of Seller as such Representatives may reasonably request; (ii) permit access by the Representatives of Purchaser to the Purchased Assets and to Seller’s Representatives and its Employees, customers, suppliers and others at such times determined by Seller; and (iii) cause Seller’s Representatives to cooperate fully in connection with such review and examination. No investigation by Purchaser shall diminish or obviate or otherwise affect any of the representations, warranties, covenants or agreements of Seller contained in this Agreement. If Purchaser becomes aware of facts that cause Purchaser to believe Seller is in breach of this Agreement prior to the Closing Date, Purchaser shall notify Seller of its belief prior to the Closing.

6.3 Employment Matters

(a) Purchaser may, at its election, enter into employment Contracts with the existing management of Seller prior to the Closing Date but effective after the Closing Date to ensure an orderly transition of the Business after the Closing. Seller shall cooperate with Purchaser with respect to Purchaser’s evaluation of Employees who may be offered employment by Purchaser. Seller will terminate all Employees who are hired by Purchaser effective on the Closing Date. It is the intention of Purchaser to hire all of the persons employed by Seller in the Business as of the Closing Date. Seller agrees that Purchaser retains sole and complete discretion with respect to which Employees Purchaser will offer employment. From the date hereof through the Closing, Seller shall cooperate with and permit Purchaser to review the personnel records and such other information concerning the Employees as Purchaser may reasonably request (subject to obtaining any legally required permission and to other applicable Laws) and speak with either Roy Dano, Frank W. Condurelis, or Terry Benton, or such other employee(s) Seller authorizes Purchaser to meet with, at its sole discretion. Seller shall be solely responsible for any notification and Liability under the Worker Adjustment and Restraining Notification Act relating to any termination of any of the Employees from employment with Seller occurring prior to or after the date of this Agreement, whether or not in connection with the Acquisition. Seller shall be responsible for all Liabilities for employee or independent contractor compensation and benefits accrued or otherwise arising out of services rendered by its Employees, directors and independent contractors prior to the Closing or arising by reason of actual, constructive or deemed termination of their service relationship with Seller at Closing, including all costs relating to the continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to Employees not hired by Purchaser after the Closing Date. Notwithstanding the foregoing, Purchaser acknowledges that a significant portion of Seller’s employees are seasonal workers who are terminated at the end of each season. At the beginning of each season, Seller then hires back some of these seasonal workers and hires other seasonal workers for the upcoming season.

(b) No provision of this Section 6.3 shall create any third party beneficiary or other rights in any Employee or former Employee in respect of continued or resumed employment in the Business, or with Purchaser, and no provision of this Section 6.3 shall create any rights in any such Persons in respect of any benefits that may be provided under any plan or arrangement which may be established by Purchaser.

6.4 Consents, Filings and Authorizations; Efforts to Consummate

As promptly as practicable after the date hereof, Purchaser and Seller shall make all filings and submissions under such Laws as are applicable to them or to their respective Affiliates, and as may otherwise be required for them to consummate the Acquisition in accordance with the terms of this Agreement and shall consult with each other prior to such filing and shall not make any such filing or submission to which Seller or Purchaser, as the case may be, reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable Laws. Subject to the terms and conditions herein, each Party, without payment or further consideration, shall use its commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws, Permits and Orders, to consummate and make effective, as soon as reasonably practicable, the Acquisition, including, but not limited to, obtaining all required consents, whether private or governmental, required in connection with such Party’s performance of such transactions and each Party shall cooperate with the other in all of the foregoing.

6.5 No Shop

From and after the date hereof unless and until this Agreement shall have been terminated in accordance with its terms, Seller and the Member hereby agree and shall cause their Representatives to agree: (i) to immediately cease any existing discussions or negotiations with any Person conducted heretofore, directly or indirectly, with respect to any sale of the Purchased Assets or membership interests or other equity securities of Seller; (ii) not to directly or indirectly solicit, initiate, encourage or facilitate the submission of proposals or offers from any Person other than Purchaser or its Affiliates relating to any merger or acquisition of the membership interests or other equity securities of Seller or a material portion of the Purchased Assets of, or other similar transaction involving, Seller (an “Acquisition Proposal”), or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish any information to any Person other than Purchaser or its Representatives in connection with, or consummate or enter into any agreement, contract or understanding with respect to, any Acquisition Proposal by any Person other than Purchaser or its Affiliates. Seller and the Member shall immediately notify any Person who contacts Seller or the Member with respect to an Acquisition Proposal of the existence of this Agreement.

6.6 Notices of Certain Events

Prior to the Closing Date, Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition;

(b) any written notice or written communication from any Governmental Authority in connection with the Acquisition or relating to Seller;

(c) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any Party;

(d) any failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(e) any material developments affecting the Assets, Liabilities, business prospects, financial condition, operations, results of operations or customer, supplier or employee relations of Seller or the Business; and

(f) any change that could reasonably be expected to have a Material Adverse Effect, or could delay or impede the ability of Seller, Purchaser or the Member to perform their respective obligations pursuant to this Agreement and to consummate the Acquisition.

6.7 Public Announcements

Except as required by applicable Law (or, in the case of the Purchaser or its Affiliates, if they believe that disclosure is in the best interest of their stockholders) or pursuant to a court order, including, without limitation, any filings to be made with the SEC prior to the Closing or pursuant to the ongoing disclosure obligations of Purchaser, from and after the date of this Agreement until the Closing, Purchaser, Seller and the Member agree not to make any public announcement or other disclosure concerning this Agreement or the transactions contemplated herein without obtaining the prior consent of the other Parties (the “Reviewing Parties”) as to form, content and timing; provided, however, that the consent of the Reviewing Parties shall not be unreasonably withheld.

6.8 Confidentiality

(a) Seller and the Member acknowledge and agree that from and after the Closing, Purchaser will have a legitimate and continuing proprietary interest in the protection of trade secrets and non-public confidential information, knowledge, data and similar information relating to the Business (the “Confidential Information”). Seller and the Member agree that prior to and following the Closing they shall secure and maintain the confidentiality of Seller’s Confidential Information in a manner consistent with the importance and value of such information and the maintenance of Purchaser’s rights therein, but in no event using less than reasonable efforts. Neither Seller nor the Member shall use, sell, transfer, publish, disclose or otherwise make available any of the Confidential Information to any third party. If Seller or the Member are compelled by a duly authorized subpoena, court order or government authority to disclose any of the Confidential Information, Seller and the Member shall immediately notify Purchaser of same prior to disclosure, and fully cooperate with the appropriate party in seeking a protective order or other appropriate remedy prior to disclosure.

(b) Prior to the Closing Date, Purchaser agrees to continue to be bound by the terms of the Confidentiality Agreement, which requires Purchaser, its agents, employees, Affiliates, and Representatives, to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all Confidential Information concerning Seller and the Member which it has obtained from Seller or their Representatives in connection with the Acquisition, and Purchaser shall not use or disclose to others, or permit the use of or disclosure of, any such information so obtained, and will not release or disclose such information to any other Person, except its Representatives who need to know such information in connection with this Agreement (and who shall be advised of the provisions of this Section 6.8(b)). The foregoing provision shall not apply to any such information to the extent: (i) known by Purchaser prior to the date such information was provided to Purchaser by Seller or their Representatives in connection with the Acquisition; (ii) made known to Purchaser from a third party not in breach of any confidentiality requirement; or (iii) made public through no fault of Purchaser or any of its Representatives.

(c) If this Agreement is terminated as provided herein and the Acquisition is not consummated, Purchaser shall return to Seller all tangible evidence of such information regarding Seller if requested by Seller in accordance with the terms of the Confidentiality Agreement.

6.9 Expenses

Except as otherwise specifically provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Acquisition, including all fees and expenses of its Representatives.

6.10 Supplements to Disclosure Schedules

Prior to the Closing Date, Seller and the Member shall amend or supplement promptly the Schedules attached to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to complete or correct any information in any representation or warranty of Seller and/or the Member contained in this Agreement. The disclosure provided by Seller and/or the Member in any such amended, supplemented or revised Schedule shall in no way affect or be deemed to limit Purchaser’s right and option, exercisable at any time prior to the Closing, to provide written notice to Seller and the Member that Purchaser has elected to terminate this Agreement and the Acquisition if, in the exercise of Purchaser’s commercially reasonable good faith judgment, items added to the Schedules that were not included in the Schedules in the form attached to this Agreement at the time of execution, disclose that matters exist which may have a Material Adverse Effect.

6.11 Additional Information

Seller shall furnish to Purchaser all information concerning the Seller, its directors, officers and members and such other matters as may be reasonably necessary in connection with the preparation and filing of a Current Report on Form 8-K, to be filed by Purchaser upon completion of the Acquisition (the “Form 8-K”), or any other statement, filing, notice or application, to be filed with the SEC by or on behalf of Purchaser. Seller will use its reasonable best efforts to ensure that none of such information (including any information included in the Seller Disclosure Schedule and any financial statements with respect to Seller) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, Seller has knowledge of a change in such information which would make the preceding sentence incorrect, then Seller will promptly notify Purchaser of such change. Seller shall use its reasonable best efforts to obtain the auditors’ consents to the inclusion of the Audited Statements in the Form 8-K, and to otherwise provide as soon as reasonably practicable any information about Seller required by the Exchange Act reasonably sufficient to permit Purchaser to prepare and file the Form 8-K. Purchaser shall provide Seller with the opportunity to review and approve the Form 8-K before it is filed with the SEC, such approval not to be delayed or withheld unreasonably.

6.12 Member Approval

The Member shall vote its Membership Interests or otherwise execute written consents in favor of the Acquisition.

6.13 Company Name

From and after the Closing Date, Seller and the Member shall forever cease using Seller’s limited liability company names as a trade name or in the operation of any business.

6.14 Financial Statements

Following the Date hereof, at Purchaser’s cost and expense, Seller and the Member shall cooperate and request Seller’s accountants to cooperate, with Purchaser and its auditors in the review of the audited financial statements of Seller for the periods ending December 31, 2006 and 2007 prepared in accordance with GAAP and unaudited financial statements of Seller for the appropriate 2007 and 2008 quarterly periods.

ARTICLE VII CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of Seller and Purchaser

The obligations of Seller and Purchaser to consummate the Acquisition are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions on or prior to the Closing Date:

(a) No Injunction. No provision of any applicable Law will be in effect and no interlocutory, appealable or final Order will have been issued that prohibits or restricts the consummation of the Acquisition.

(b) No Litigation. No Claim instituted by any Person shall have been commenced or pending against Seller, Purchaser or the Member or any of their respective Affiliates or Representatives, which Claim seeks to restrain, prevent, change or delay in any material respect the Acquisition or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions.

(c) Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Acquisition shall have been obtained from all Governmental Authorities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a Material Adverse Effect.

7.2 Conditions to Obligations of Seller and the Member

The obligation of Seller and the Member to consummate the Acquisition is subject to the fulfillment prior to the specified date or at the time of Closing of the following conditions with respect to Purchaser, any one or more of which may be waived in whole or in part by Seller:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement, any Transaction Document to which it is a party and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true, complete and correct both when made and on and as of the Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall have been true, complete and correct as of such certain date).

(b) Performance. Purchaser shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c) Purchase Price. The Purchaser shall have complied with Sections 2.5(c) and 2.5(d) of this Agreement.

(d) Deliveries. Purchaser shall have delivered to Seller the following:

(i) A certificate, dated the Closing Date, of an executive officer of Purchaser confirming the matters set forth in Section 7.2(a) and (b) hereof;

(ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Purchaser certifying, among other things, that attached or appended to such certificate: (A) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Purchaser pursuant hereto; and (B) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement, the Transaction Documents to which Purchaser is a party and any certificate, document or other instrument in connection herewith;

(iii) An executed Assignment and Assumption Agreement, a form of which is attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), evidencing the assignment by Seller of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities;

(iv) A certificate of good standing from the appropriate state agency, dated as of a recent date, certifying that Purchaser is in good standing in the State of Delaware;

(v) True, correct and complete copies of all required consents set forth on Schedule 5.4; and

(vi) An executed Note, a form of which is attached as Exhibit E.

(e) Equity Raise. Purchaser shall have raised equity financing such that its cash and cash equivalents equal at least Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Equity Amount”) and Purchaser agrees not to make any equity distributions while the Note is outstanding that would leave the Purchaser with less than the Equity Amount; provided, however, that Purchaser may make payments of other types that would leave the Purchaser with less than the Equity Amount.

(f) Bonding. To the extent the Seller, the Member or any of the members or Affiliates of the Seller or the Member shall have provided personal guarantees with respect to any performance and surety bonds for any Assigned Contracts (the “Guarantors”), and the bond(s) have not been assigned to Purchaser by Closing, the Purchaser agrees to use its best efforts to have each Guarantor released from its obligations under the respective bond(s) and replaced with the Purchaser or Affiliate of Purchaser as an obligor/guarantor with respect to the bond(s). If, despite its best efforts, the Purchaser (either itself or through an Affiliate) is not able become an obligor/guarantor of the bond(s) prior to Closing, the Purchaser shall agree to indemnify and hold harmless the Guarantors for any and all Damages incurred by any Guarantor as a result of the bond(s) in accordance with Section 10.3 of this Agreement. In addition, to the extent the Guarantors incur any Damages, they shall each have the right, with the consent of Purchaser, which consent shall not be withheld or delayed unreasonably, to: inspect the project; enter the work site(s) for the project; review all records of the Purchaser relating to the applicable project; to the extent permissible by the bondholder, take any such actions that are necessary to remediate such Damages; and dispute any such claims of payment made by a bondholder against any of the Guarantors. Each of Seller and Member agree that Seller shall not enter into any surety bond without the consent of Purchaser, which consent shall not be withheld or delayed unreasonably.

7.3 Conditions to Obligations of Purchaser

The obligations of Purchaser to consummate the Acquisition is subject to the fulfillment prior to the specified date or at the time of Closing of the following conditions with respect to Seller and the Member, any one or more of which may be waived in whole or in part by Purchaser:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Seller and the Member contained in this Agreement, any Transaction Document to which they are parties and in any certificate or other writing delivered by Seller and the Member pursuant hereto shall be true, complete and correct both when made and on and as of the Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall have been true, complete and correct as of such certain date).

(b) Performance. Seller and the Member shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by each of them on or prior to the Closing Date.

(c) No Material Adverse Change. During the period from the date hereof to the Closing Date, there shall not have occurred any Material Adverse Effect or any of the actions described in Section 3.8.

(d) Due Diligence. Purchaser and its Representatives shall have completed their due diligence investigation of the Purchased Assets, the Business, the operations of Seller, and related matters, and the results of such due diligence investigation shall be satisfactory to Purchaser in its sole discretion.

(e) Deliveries. Seller and the Member shall have delivered to Purchaser the following:

(i) Certificates, dated the Closing Date, of each Member and an executive officer of Seller confirming the matters set forth in Section 7.3(a) and (b) hereof;

(ii) A certificate, dated the Closing Date, of a manager or the managing member of Seller certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of the Articles of Organization and operating agreement of Seller, and all amendments thereto; (B) is a true copy of all limited liability company actions taken by it, including resolutions of its members or managers authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Seller pursuant hereto; (C) is a true copy of all actions taken by Seller’s members, including resolutions of Seller’s members unanimously authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Seller pursuant hereto; and (D) are the names and signatures of its duly elected or appointed managers who are authorized to execute and deliver this Agreement, the Transaction Documents to which Seller is a party and any certificate, document or other instrument in connection herewith;

(iii) An executed Assignment and Assumption Agreement by Seller;

(iv) Certificates of good standing from the appropriate state agencies, dated as of a recent date, certifying that Seller is in good standing in the State of Illinois and in each jurisdiction in which Seller is qualified to do business as a foreign limited liability companies;

(v) True, correct and complete copies of all required consents set forth on Schedule 3.4 and Schedule 4.4, other than the Illinois tax clearance certificates, which the Parties shall request prior to the Closing Date;

(vi) The executed Form 8594, in the form attached hereto as Exhibit A;

(vii) Possession and control of the Purchased Assets;

(viii) An executed bill of sale for all Tangible Personal Property owned by Seller, in the form attached hereto as Exhibit C;

(ix) A certificate, duly executed and acknowledged by Seller under penalties of perjury, in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iii), stating Seller’s name, address and Federal tax identification number, and that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(x) A Certificate of Amendment to Seller’s Articles of Organization changing the name of Seller to a name reasonably acceptable to Purchaser. The Seller’s new name shall be neither substantially similar to, nor likely to be confused with, the current names of Seller or Purchaser;

(xi) The Seller’s financial statements necessary for the Form 8-K;

(xii) Lease assignment and consent documents in form and substance reasonably acceptable to Purchaser;

(xiii) Transfer documents executed by Seller to the extent such transfer document is required to be filed with any Governmental Authority upon consummation of the Acquisition;
(xiv) Such information, documents and certificates as necessary pursuant to Section 6043A of the Code for the Purchaser to comply with the reporting requirements imposed by such section of the Code; and

(xv) Such other documents and instruments as may be reasonably requested by Purchaser to consummate the Acquisition and to carry out the obligations of the Parties hereunder.

(f) Employment Agreements. Each Key Manager shall have executed and delivered to Purchaser an Employment Agreement, dated as of the Closing Date, in form and substance reasonably acceptable to Purchaser.

(g) Consulting Agreements. Roy Dano and Frank W. Condurelis shall each have executed and delivered to Purchaser a consulting agreement, dated as of the Closing Date, in form and substance reasonably acceptable to Purchaser.

(h) Opinion of Counsel. Seller shall cause to be delivered to Purchaser an opinion of counsel for the Seller regarding the due formation and authority of the Seller and due execution and delivery of this Agreement, in form and substance reasonably satisfactory to Purchaser and its counsel.

ARTICLE VIII TERMINATION; EFFECT OF TERMINATION

8.1 Termination of Agreement

This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing:

(a) By written notice by either Seller or Purchaser to the other, after August 30, 2008 (unless extended by Purchaser by written notice to Seller to no later than September 30, 2008), if the Closing has not occurred by that date and if failure to close is not the result of a breach of this Agreement or a willful failure to complete closing conditions by such Party;

(b) By Seller, if: (i) there has been a material misrepresentation or breach by Purchaser of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within ten (10) Business Days after written notice thereof from Seller; (ii) Purchaser has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within ten (10) Business Days after written notice thereof from Seller; or (iii) any condition to Seller’s obligations hereunder becomes incapable of fulfillment through no fault of Seller and is not waived by Seller;

(c) By Purchaser, if: (i) there has been a material misrepresentation or breach by Seller or any Member of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within ten (10) Business Days after written notice thereof from Purchaser; (ii) Seller or any Member has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within ten (10) Business Days after written notice thereof from Purchaser; or (iii) any condition to Purchaser’s obligations hereunder becomes incapable of fulfillment through no fault of Purchaser and is not waived by Purchaser; or

(d) By Purchaser, on the one hand, or Seller, on the other hand, if there shall be any Law that makes consummation of the Acquisition illegal or otherwise prohibited, or if any Order enjoining Purchaser, on the one hand, or Seller, on the other hand, from consummating the Acquisition is entered and such Order shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this provision shall have used all reasonable efforts to remove or vacate such Order.

8.2 Effect of Termination; Right to Proceed.

(a) Subject to this Section 8.2, in the event that this Agreement shall be terminated pursuant to Section 8.1 (a) or (d), all further obligations of the Parties shall terminate without further Liability of any Party (except with respect to Sections 6.7, 6.8 and 6.9).

(b) The agreements contained in Sections 6.7, 6.8 and 6.9 shall survive the termination hereof. In the event that a condition precedent to a Party’s obligation is not met, nothing contained herein shall be deemed to require any Party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Acquisition.

(c) Notwithstanding any other provision of this Agreement, in the event this Agreement is terminated by either Party, the Parties’ rights with respect to the Escrowed Amount will be governed exclusively by the terms of the Escrow Agreement.

ARTICLE IX POST-CLOSING COVENANTS

9.1 Non-Solicitation

Seller and the Member covenant and agree that for a period of two (2) years after the Closing Date, they will not, nor shall they permit any other Person to, directly or indirectly, on their own account or as a partner, joint venturer, consultant, employee, agent, member or shareholder of any other Person, or in any other capacity (alone or in association with others), anywhere in the United States, solicit, or permit any such Person to solicit, any individual who at the time of the solicitation is, or who within the six (6) month period prior to such solicitation was, an Employee of Seller or any Affiliate of Seller to leave the employ of Purchaser, Seller or any such Affiliate, or terminate his or her employment relationship with Purchaser, Seller or any such Affiliate, or hire or attempt to hire or induce, any employee or employees of Purchaser, Seller or any Affiliate of Seller to terminate their employment with, or otherwise cease their relationship with, Purchaser, Seller or such Affiliate, other than employees to whom Purchaser does not offer employment (on a full-time or part-time basis) following consummation of the Acquisition.

9.2 Noncompetition

For a period of two (2) years following the Closing Date, neither Seller nor the Member will engage in the Business or any other railroad maintenance of way business, directly or indirectly, as a stockholder, partner, member, owner, joint venturer, investor, lender or in any other capacity whatsoever (other than as a holder of not more than 1% of the total outstanding stock of a publicly held company) in the United States. For the avoidance of doubt, the parties agree that the preceding sentence excludes railroad signaling, control and related systems. Seller and the Member acknowledge that the provisions of this Section are reasonable and necessary to protect the interests of Purchaser, that any violation of this Section will result in an irreparable injury to Purchaser and that damages at law would not be reasonable or adequate compensation to Purchaser for violation of this Section and that, in addition to any other available remedies, Purchaser shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section. In the event that the provision of this Section shall ever be deemed to exceed the time, geographic scope or other limitations permitted by applicable Law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable Law.

9.3 Claims Under Insurance Policies; Maintenance of Insurance Policies

After the Closing Date, Purchaser shall cooperate with Seller in respect of Claims made after the Closing Date under occurrence-based Insurance Policies based upon events occurring prior to the Closing Date. Purchaser agrees not to limit, modify or otherwise compromise Seller’s ability to make Claims under any such Insurance Policies and shall maintain such Insurance Policies in full force and effect for a commercially reasonable period of time.

9.4 Certain Transitional Matters

From and after the Closing Date:

(a) Purchaser shall have the sole and exclusive right and authority, subject to any prorations required hereunder, to collect for Purchaser’s own account all items which shall be transferred to Purchaser as provided herein;

(b) Purchaser shall have the sole and exclusive right and authority to retain and endorse without recourse the name of Seller on any check or any other evidence of indebtedness received by Purchaser on account of any of the Purchased Assets;

(c) Seller shall promptly transfer and deliver to Purchaser without set-off any cash or other property, if any, that Seller may receive related to the Purchased Assets;

(d) Purchaser shall promptly transfer and deliver to Seller without set-off any cash or other property, if any, that Purchaser may receive related to the Excluded Assets;

(e) Purchaser shall have complete control over the payment, settlement or other disposition of, or any dispute involving any Assumed Liabilities, and Purchaser shall have the right to conduct and control all negotiations and proceedings with respect thereto; provided, that Purchaser must keep Seller updated on the status of negotiations and promptly provide it with all materials prepared by Purchaser, or received by Purchaser, in connection with the same. Seller shall notify Purchaser promptly of any Claim with respect to any Assumed Liabilities and shall not, except with the prior written consent of Purchaser, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liabilities. Seller shall cooperate with Purchaser in connection with any negotiations or proceedings involving any Assumed Liabilities; and

(f) In the event that not all Permits have been transferred to Purchaser as of the Closing Date, the Parties shall continue to abide by their obligations hereunder to obtain all such transfers, as soon as reasonably practicable, and Seller, to the extent permitted under law, authorizes Purchaser to use any such Permits in its business operations after the Closing.

9.5 Further Assurances

After the Closing, Seller and the Member shall, without further consideration, execute and deliver such other instruments of transfer and take such other action as Purchaser or its counsel may reasonably request in order to put Purchaser in possession of, and to vest in Purchaser, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement and to consummate the Acquisition. Purchaser hereby agrees, without further consideration, to take such other action following the Closing and execute and deliver such other documents as Seller, the Member or their counsel may reasonably request in order to consummate the Acquisition in accordance with this Agreement.

9.6 Tax Matters

Purchaser and the Seller agree to furnish or cause to be furnished to each other, promptly upon request, any information and assistance relating to the Business and the Purchased Assets as the requesting party deems reasonably necessary in connection with the filing of any Tax Return or information return, the preparation for any audit by any Governmental Authority, the response to any inquiry by a Governmental Authority or security holder, the mailing or filing of notice and the prosecution or defense of any claim, suit or proceeds related to any Tax Return or information return or any other filing required to be made with any Governmental Authority or any other matter related to Taxes.

9.7 Accounts.

If any customer pays any account receivable related to the Business to a party to this Agreement which belongs to the other party to this Agreement, the receiving party shall remit such payment to the other party, within ten (10) days of the receipt thereof. Each party shall, at no expense to the other, provide such reasonable cooperation and assistance as may be requested from time to time to assist with the collection of any amounts due with respect to any of the accounts receivable. Such cooperation shall include, but not be limited to, reviewing the books and records with respect to any customer, assisting with communications with any customer, and appearing as a witness in any legal proceedings relating the collection of any amounts relating to such accounts receivable. In the event that either party receives a payment from a client of the Business, which client has an account due with each of Seller and Purchaser and the invoice being paid by the payment does not correspond with the amount of one or more invoices and the payment (or correspondence sent with the payment) does not otherwise reveal the invoice(s) being paid by such payment, the parties agree that such payment shall paid toward the amount then owed to the Seller limited to the amount sufficient to pay the account owed and the remainder shall be paid to Purchaser. Each of the parties hereto agree that, with respect to any Accounts Receivable, it shall not direct any client to satisfy its account receivable over the other party’s.

9.8 Assignment of Note.

The Seller agrees that it shall not sell, transfer or otherwise assign the Note to any party without the written consent of Purchaser, which may be withheld for any reason or no reason.

ARTICLE X SURVIVAL; INDEMNIFICATION

10.1 Survival of Representations and Warranties

All covenants, agreements and Closing certifications made by the Parties shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of fourteen (14) months from the Closing Date. All of the representations and warranties, made by the Parties shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of fourteen (14) months from the Closing Date; provided, that: (a) the representations, warranties, covenants, agreements and Closing certifications made by Seller and/or the Member in (i)  Section 3.2 with respect to Seller’s power and authority with respect to the Acquisition, (ii) Section 3.20 with respect to ERISA matters, (iii) Section 3.21 with respect to finder’s fees and commissions, (iv) Section 3.24 with respect to environmental matters, (v) Section 3.26 with respect to title to the Purchased Assets and (vi) Section 3.27 with respect to Taxes, and by the Member in (vii) Section 4.1 with respect to title, and (viii) Section 4.5 with respect to finder’s fees and commissions (collectively, the “Excluded Representations”), shall survive the execution and delivery of this Agreement and the Closing until the date which is thirty (30) days after the date on which the respective applicable statute of limitations has expired or indefinitely if no statute of limitation applies; (b)  the representations, warranties, covenants, agreements and Closing certifications made by Purchaser in Section 5.8 with respect to finder’s fees and commissions, shall survive the execution and delivery of this Agreement and the Closing until the date which is fourteen (14) months after the Closing Date, (c) Claims related to fraud shall survive indefinitely; and (d) Claims related to Sections 10.2(a)(iii), (iv) or (v) shall survive until the applicable statute of limitations.

10.2 Indemnification by Seller and the Member

(a) Subject to the limitations set forth in Section 10.4, Seller and the Member shall jointly and severally indemnify, defend, save and hold Purchaser and its Representatives (collectively, “Purchaser Indemnitees”) harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, “Damages”) asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Purchaser Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for:

(i) Seller’s or any Member’s breach of any representation or warranty contained in this Agreement, the Transaction Documents to which Seller or any Member is a party or in any certificate or document furnished pursuant hereto by Seller or any Member;

(ii) Seller’s or any Member’s breach or nonfulfillment of any covenant or agreement made by Seller or the Member in or pursuant to this Agreement or in any Transaction Document to which Seller or the Member is a party;

(iii) Seller’s failure to comply with any bulk sales or fraudulent transfer laws that may be applicable to the Acquisition;

(iv) Seller’s failure to satisfy any of its obligations relating to the Retained Liabilities; and

(v) Any Liability arising out of the ownership or operation of the Assets or the Business prior to the Closing other than the Assumed Liabilities.

10.3 Indemnification by Purchaser

Purchaser shall indemnify, defend, save and hold Seller, the Member and their respective Representatives (collectively, “Seller Indemnitees”) harmless from and against any and all Damages asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Seller Indemnitee, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for:

(a) Purchaser’s breach of any representation or warranty contained in this Agreement, the Transaction Documents to which Purchaser is a party or in any certificate or document furnished pursuant hereto by Purchaser; or

(b) Purchaser’s breach or nonfulfillment of any covenant or agreement made by Purchaser in or pursuant to this Agreement or in any Transaction Document to which Purchaser is a party.

(c) Any Liability arising from or with respect to the Assumed Liabilities after the Closing Date.

10.4 Limitation of Claims.

(a) The liability of Seller and the Member for Damages pursuant to this Article X shall not be payable unless and until the aggregate amount of Damages suffered or incurred by Purchaser Indemnitees exceeds One Hundred and Fifty Thousand Dollars ($150,000) (the “Basket”) and once the Basket is exceeded, Seller shall be liable to Purchaser Indemnitees for all Damages, regardless of the Basket only up to an aggregate of ten percent (10%) of the Purchase Price (the “Cap”). However, the Basket and Cap limitations shall not apply to the Excluded Representations.

(b) The liability of Purchaser for Damages pursuant to this Article X shall not be payable unless and until the aggregate amount of Damages suffered or incurred by Seller Indemnitees exceeds the Basket and once the Basket is exceeded, Purchaser shall be liable to Seller Indemnitees for all Damages, regardless of the Basket only up to the Cap.

(c) The amount of any Damages in all claims made hereunder shall be reduced by and to the extent that an Indemnitee has received (or is entitled to receive but has yet to actually receive) proceeds under insurance policies or from any third party as a result of and in compensation for the subject matter of an indemnification claim by such indemnified party, net of costs of collection and net of retrospective premium adjustments, increases and similar charges paid to insurers by Indemnitee as a direct result of being reimbursed for the claim in question. In no event shall Damages include consequential, indirect, punitive, or special damages of any kind; provided, however, the foregoing shall not exclude any punitive, consequential or special damages (including consequential damages consisting of lost profits) claimed, owed or paid to a third party. The provisions for indemnification set forth in this Article X are the exclusive remedies of the parties arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud).

10.5 Notice of Claims

If any Purchaser Indemnitee or Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred or will suffer or incur any Damages for which it is entitled to indemnification under this Article X, such Indemnified Party shall so notify in writing the party or parties from whom indemnification is being claimed (the “Indemnifying Party”) with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any Claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify in writing the Indemnifying Party of such Claim. The notice provided by the Indemnified Party to the Indemnifying Party shall describe the Claim (the “Asserted Liability”) in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Damages that have been or may be suffered by the Indemnified Party. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such Party’s rights under this Article X or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party.

10.6 Opportunity to Defend Third Party Claims

The Indemnifying Party may elect to defend, at its own expense and with its own counsel reasonably satisfactory to the Indemnified Party, any Asserted Liability, but only if: (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Asserted Liability that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Asserted Liability; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Asserted Liability and fulfill its indemnification obligations hereunder; (iii) the Indemnifying Party conducts the defense of the Asserted Liability actively and diligently; and (iv) the Indemnified Party shall have reasonably concluded that there is no conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of such defense. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party assumes the defense against any Asserted Liability it will be conclusively established for purposes of this Agreement that such Asserted Liability is within the scope of, and subject to, indemnification. If the Indemnifying Party elects not to defend the Asserted Liability or fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnified Party may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party if determined to be liable to the Indemnified Party hereunder. In any event, the Indemnified Party or the Indemnifying Party, as applicable, may participate, at its own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any expenses of any Indemnified Party for which indemnification is available hereunder shall be paid promptly upon written demand therefor.

10.7 Effect of Investigation

The right to indemnification of Purchaser, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of Seller or the Member contained in or made pursuant to this Agreement shall be prohibited to the extent Purchaser had actual knowledge, through any investigation conducted or knowledge acquired on or prior to the Closing Date, with respect to the accuracy of inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

ARTICLE XI GENERAL

11.1 Notices

All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered by hand, (ii) one Business Day after transmitted, if transmitted by a nationally recognized overnight courier service, (iii) when telecopied, if telecopied (which is confirmed by telephone), or (iv) three Business Days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

(i)            If to Purchaser:

B.H.I.T., Inc.
2255 Glades Road
Suite 342-W
Boca Raton FL 33431
Attention: Gary O. Marino, Chairman
Telephone: (561) 443-5300
Fax: (561) 443-5319

With a simultaneous copy to:

Kohrman Jackson & Krantz PLL
1375 East Ninth Street
One Cleveland Center, 20th Floor
Cleveland, Ohio 44114-1793
Attention: Christopher J. Hubbert, Esq.
Telephone: (216) 696-8700
Fax: (216) 696-6536

(b)        If to Seller or the Member:
L.A. Colo, LLC
4219 Hillsboro Road
Suite 204, Box 37
Nashville, Tennessee 37215
Attention: Roy Dano
Telephone: 615-202-7624
Fax: 615-523-2180

With a simultaneous copy to:

Riemer & Braunstein LLP
3 Center Plaza
Boston, Massachusetts 02108
Attention: Adam W. Jacobs, Esquire
Telephone: 617-880-3513
Fax: 617-880-3456

11.2 Severability; Parties in Interest

If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a Party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

11.3 Assignment; Binding Effect; Benefit

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties, provided, however, that Seller and Member hereby consent to Purchaser assigning its rights, interests and obligations hereunder to a subsidiary wholly-owned by Purchaser. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

11.4 Incorporation of Exhibits

All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

11.5 Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF NEW YORK. COURTS WITHIN THE STATE OF NEW YORK (LOCATED WITHIN NEW YORK COUNTY) WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

11.6 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.7 Headings; Interpretation

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

11.8 Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.9 Entire Agreement

This Agreement (including the Schedules and Exhibits attached hereto) and the Transaction Documents executed in connection with the consummation of the Acquisition contain the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto, including, without limitation, that certain letter of intent among the Parties dated September 5, 2007.

11.10 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies

This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all of the Parties. The provisions hereof may be waived only in writing signed by all of the Parties. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at Law or in equity.

[Signatures appear on next page]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

B.H.I.T., INC.

By:	/s/ Gary O. Marino
Gary O. Marino
Chairman of the Board

L.A. COLO LLC

By:	/s/ Roy Dano
Name: Roy Dano
Title: President

IRON RAIL GROUP LLC

By:	/s/ Roy Dano
Name: Roy Dano
Title: President